Exhibit 99.2
PRIMARY ENERGY RECYCLING CORPORATION
Consolidated Financial Statements
(In US Dollars)
Years Ended December 31, 2008 and 2007

     TABLE OF CONTENTS

Page No.
Report of Independent Auditors	3

Financial Statements:

Consolidated Balance Sheets	4

Consolidated Statements of Operations and Accumulated Shareholders’ Deficit	5

Consolidated Statements of Cash Flows	6

Notes to Consolidated Financial Statements	7-27

REPORT OF INDEPENDENT AUDITORS
To the Board of Directors and Shareholders of
      PRIMARY ENERGY RECYCLING CORPORATION
We have audited the accompanying consolidated balance sheets of Primary Energy Recycling Corporation as of December 31, 2008 and December 31, 2007, and the related consolidated statements of operations and accumulated shareholders’ deficit and of cash flows for the years then ended which, as described in Note 3, have been prepared on the basis of accounting principles generally accepted in Canada. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with auditing standards generally accepted in the United States of America and auditing standards generally accepted in Canada. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Primary Energy Recycling Corporation at December 31, 2008 and December 31, 2007, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in Canada.
(Signed) “PricewaterhouseCoopers LLP”
Chicago, Illinois USA
March 17, 2009

Primary Energy Recycling Corporation
CONSOLIDATED BALANCE SHEETS
(In thousands of U.S. dollars)

	December 31, 2008	December 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$15,520	$15,342
Accounts receivable	7,176	9,014
Spare parts inventory	1,025	1,007
Current portion of future tax asset (Note 12)	2,987	2,471
Current portion of foreign currency exchange contracts (Note 13)	—	6,699
Other current assets	735	671

Total current assets	27,443	35,204

Non-current assets:
Property, plant and equipment (Note 4)	230,139	239,219
Intangible assets (Note 5)	125,344	149,814
Net long-term portion of future tax asset (Note 12)	—	105
Long-term portion of foreign currency exchange contracts (Note 13)	—	10,595
Other non-current assets	87	140

Total assets	$383,013	$435,077

LIABILITIES, NON-CONTROLLING INTEREST AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,269	$428
Short-term debt (Note 6)	134,108	3,000
Due to affiliates (Note 16)	131	86
Accrued property taxes	7,170	7,171
Accrued interest payable	2,347	2,371
Distributions payable	1,504	1,854
Accrued expenses	1,985	2,031
Current portion of foreign currency exchange contracts (Note 13)	1,537	—
Current portion of interest rate swap contracts (Note 13)	2,257	362

Total current liabilities	152,308	17,303

Non-current liabilities:
Long-term debt (Note 6)	75,056	225,328
Net long-term portion of future tax liability (Note 12)	13,027	—
Asset retirement obligation	3,399	3,167
Long-term portion of foreign currency exchange contracts (Note 13)	985	—
Long-term portion of interest rate swap contracts (Note 13)	—	668

Total liabilities	244,775	246,466

Commitments and contingencies (Note 9)

Non-controlling preferred interest (Note 10)	13,225	13,225
Non-controlling common interest (Note 10)	69,482	82,312

Shareholders’ equity:
Common stock (Note 11)	178,571	178,571
Accumulated shareholders’ deficit	(123,040)	(85,497)

Total shareholders’ equity	55,531	93,074

Total liabilities, non-controlling interest and shareholders’ equity	$383,013	$435,077

The accompanying notes are an integral part of these consolidated financial statements;
see going concern disclosure reflected in Note #2.

Primary Energy Recycling Corporation
CONSOLIDATED STATEMENTS OF OPERATIONS AND
ACCUMULATED SHAREHOLDERS’ DEFICIT
(In thousands of U.S. dollars, except share and per share amounts)

	For the Years Ended December 31,
	2008	2007
Revenue:
Capacity	$36,071	$36,071
Energy service	24,799	38,965

	60,870	75,036

Expenses:
Operations and maintenance	10,895	30,126
General and administrative	12,431	11,055
Depreciation and amortization	33,986	40,463

Operating income (loss)	3,558	(6,608)
Other (expense) income
Interest expense	(21,777)	(22,885)
Realized and unrealized (loss) gain on derivative hedge contracts (Note 13)	(18,468)	17,218
Realized and unrealized gain (loss) on foreign currency translation	18,397	(15,006)

Loss before income taxes	(18,290)	(27,281)
Income tax (expense) benefit (Note 12)	(10,042)	4,174

Loss before non-controlling interest	(28,332)	(23,107)
Non-controlling interest in class B Preferred	(1,678)	(1,673)
Non-controlling interest in class B Common	7,236	3,730

Net loss and comprehensive loss	$(22,774)	$(21,050)

Accumulated shareholders’ deficit — beginning of year	(85,497)	(49,287)
Distributions	(14,769)	(15,160)

Accumulated shareholders’ deficit — end of year	$(123,040)	$(85,497)

Weighted average number of shares outstanding	31,000,000	31,000,000

Basic and diluted net loss per share (Note 17)	$(0.73)	$(0.68)

The accompanying notes are an integral part of these consolidated financial statements.

Primary Energy Recycling Corporation
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands of U.S. dollars, unless specified)

	For the Years Ended December 31,
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss and comprehensive loss	$(22,774)	$(21,050)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	33,986	40,463
Realized and unrealized loss (gain) on foreign currency exchange contracts and interest rate swaps	18,468	(17,218)
Realized and unrealized (gain) loss on foreign currency translation	(18,397)	15,006
Non-cash interest expense	1,861	1,340
Non-controlling Class B preferred interest	1,678	1,673
Non-controlling Class B common interest	(7,236)	(3,730)
Income tax expense (benefit)	10,042	(4,174)
Accretion of asset retirement obligations	232	216
Changes in operating assets and liabilities:
Accounts receivable	1,838	(1,151)
Inventory and other assets	(42)	(297)
Accounts payable	841	(619)
Accrued property tax	(1)	3,549
Accrued interest payable	(59)	199
Accrued expenses	(46)	670
Distributions payable	—	38
Amounts owed to affiliates	45	(327)

Net cash provided by operating activities	20,436	14,588

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash settlement from foreign currency exchange contracts and interest rate swaps	2,807	4,298
Sale of Nox allowances	39	56
Capital expenditures	(476)	—

Net cash provided by investing activities	2,370	4,354

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments of deferred financing costs	—	(1,081)
Proceeds from issuance of debt	—	3,000
Repayment of debt	(3,000)	—
Distributions on non-controlling Class B preferred interest	(1,713)	(1,650)
Distributions on non-controlling Class B common interest	(3,083)	(3,456)
Distributions on Common Shares	(14,832)	(16,053)

Net cash used in financing activities	(22,628)	(19,240)

Net increase (decrease) in cash	178	(298)

Cash and cash equivalents — beginning of year	15,342	15,640

Cash and cash equivalents — end of year	$15,520	$15,342

Supplemental disclosure of cash flow information:
Cash paid during the year for interest	$20,309	$23,030
The accompanying notes are an integral part of these consolidated financial statements.

Primary Energy Recycling Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of U.S. dollars unless specified, except share and per share amounts)
1. Description of Business
Primary Energy Recycling Corporation (the “Company”) was incorporated on June 10, 2005 under the laws of the Province of Ontario and continued under the laws of British Columbia. The Company initiated business activity on August 24, 2005 and owns a majority interest in Primary Energy Recycling Holdings, LLC (“PERH”). The non-controlling interest of PERH is held by Epcor USA Holdings, LLC (“EUH”) a wholly-owned subsidiary of EPCOR USA Ventures, LLC (the “Manager”). PERH, headquartered in Oak Brook, Illinois, indirectly owns and operates four recycled energy projects and a 50% interest in a pulverized coal facility all located in the United States (collectively, the “Projects”). The Projects have a combined electrical generating capacity of 283 megawatts and a combined steam generating capacity of 1.8 MMlbs/hour. PERH creates value for its customers by capturing and recycling waste energy from industrial processes and converting it into reliable and economical electricity and thermal energy for its customers’ use. For additional information with respect to the business, please see the Company’s public filings including its most recent Annual Information Form available on SEDAR at www.sedar.com.
2. Going Concern
The accompanying consolidated financial statements have been prepared using accounting principles generally accepted in Canada (“Canadian GAAP”) applicable to a going concern.
As discussed in Note 6, Long-term Debt, the $135.0 million term loan outstanding under the Company’s Credit Facility matures in August 2009 and has not yet been refinanced. As a result, the balance of this term loan is now classified as short-term debt resulting in the Company reporting a significant working capital deficit for which current financing sources do not exist.
The Company has retained Credit Suisse Securities (USA) LLC to lead the refinancing of its Credit Facility and the parties are actively pursuing a replacement of the facility.
In addition, in September 2008, the Company announced its intention to conduct a sale process that could lead to a sale of the Company or PERH. The Company retained Credit Suisse Securities (USA) LLC and Genuity Capital Markets to pursue and facilitate this process and the process is continuing. There can be no assurance that the sale process will result in a sale of PERC or PERH. The Company and its advisors have been carefully coordinating their efforts on the Credit Facility refinancing discussions with potential financing sources to both maximize the Company’s refinancing options and, in the event of a sale of the

Primary Energy Recycling Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of U.S. dollars unless specified, except share and per share amounts)
Company or PERH, to assist potential buyers, at the appropriate time and to the extent required, with their acquisition financing.
Successful completion of refinancing can not be assured. If the Company is unable to refinance its Credit Facility, it may not be able to meet its ongoing working capital and expenditure requirements. As a result, there is significant doubt about the Company’s ability to continue as a going concern and accordingly, the appropriateness of the use of accounting principles applicable to a going concern. The financial statements do not reflect any adjustments to the carrying values of assets and liabilities, the reported revenues and expenses and balance sheet classifications that would be necessary if the Company were unable to realize its assets and settle its liabilities as a going concern in the normal course of operations. Such adjustments could be material to the financial statements.
3. Significant Accounting Policies
Basis of Presentation
The accompanying consolidated financial statements have been prepared by management in accordance with Canadian GAAP and include the consolidated accounts of the Company’s subsidiary PERH. Significant inter-company accounts and transactions have been eliminated in consolidation. Additionally, as described below, the Company has adopted the following changes in accounting policy.
Change in Accounting Policy
Effective January 1, 2008, the Company adopted The Canadian Institute of Chartered Accountants (“CICA”) Handbook Sections: Section 1400, General Standards of Financial Statement Presentation — Going Concern; Section 1535, Capital Disclosures; Section 3031, Inventories; Section 3862, Financial Instruments — Disclosures; and Section 3863, Financial Instruments — Presentation. The adoption of these standards did not have a material impact on the Company’s consolidated financial statements.
Section 1400, General Standards of Financial Statement Presentation — Going Concern, was amended to include requirements to assess and disclose an entity’s ability to continue as a going concern. The new requirements are effective for interim and annual financial statements relating to fiscal years beginning on or after January 1, 2008.
Section 1535, Capital Disclosures, requires the disclosure of both qualitative and quantitative information that enables users of financial statements to evaluate the Company’s objectives, policies and processes for managing capital.

Primary Energy Recycling Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of U.S. dollars unless specified, except share and per share amounts)
Section 3031, Inventories, requires that inventories are to be valued at the lower of cost and net realizable value. The Company previously measured inventories at the lower of cost and replacement value. There were no significant differences between net realizable value and replacement value. The standard requires the reversal of previously recorded write-downs to realizable value when there is clear evidence that net realizable value has increased.
Sections 3862 and 3863 consist of a comprehensive series of disclosure requirements and presentation rules applicable to financial instruments. Section 3862 revises and enhances the disclosure requirements set out in Section 3861, Financial Instruments — Disclosure and Presentation. Section 3862 requires the Company to provide disclosures in its financial statements that enable users to evaluate the significance of financial instruments for the Company’s financial position and performance, the nature and extent of risks arising from financial instruments to which the Company is exposed during the period and at the balance sheet date, and how the Company manages those risks. Section 3863 carries forward unchanged the presentation requirements of Section 3861.
The Company has adopted CICA Emerging Issues Committee Abstract — 171 (“EIC—171”) Future Income Tax Consequences of Exchangeable Interests in an Income Trust or Specified Investment Flow-Through (“SIFT”). Accordingly, future income taxes related to temporary differences associated with the assets and liabilities attributable to the exchangeable interests should not be recorded prior to the conversion of the exchangeable interests. The adoption of EIC-171 did not have a material impact on the Company’s consolidated financial statements.
Effective January 1, 2011, publicly accountable Canadian entities will be required to prepare financial information in accordance with International Financial Reporting Standards (“IFRS”). IFRS, like current Canadian GAAP, are a principles based set of standards. However, there are areas where the accounting treatment differs from Canadian GAAP. The Company is currently assessing the impact of the convergence of Canadian GAAP and IFRS and its corresponding impact on the Company’s financial statements. In conjunction with evaluating the accounting standards, a review of the requirements necessary to provide the information required by IFRS is also being performed. The Company has also retained a service provider to assist with the implementation of IFRS.
In January 2009, the CICA issued three new accounting standards: Section 1582, Business Combinations; Section 1601, Consolidated Financial Statements; and Section 1602, Non-Controlling Interests. These new standards will be effective for fiscal years beginning on or after January 1, 2011.

Primary Energy Recycling Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of U.S. dollars unless specified, except share and per share amounts)
Section 1582, Business Combinations, which replaces Section 1581, Business Combinations. The Section establishes standards for the accounting for a business combination. It provides the Canadian equivalent to the IFRS standard, IFRS 3, Business Combinations. Section 1582 applies prospectively to business combinations for which the acquisition date is on or after January 1, 2011. Earlier application is permitted. The Company is currently evaluating the impact of the adoption of this new standard on the consolidated financial statements.
Section 1601, Consolidated Financial Statements and Section 1601, Non-Controlling Interests, which together replace Section 1600, Consolidated Financial Statements. Section 1601 establishes standards for the preparation of consolidated financial statements. Section 1602 establishes standards for accounting for a non-controlling interest in a subsidiary in consolidated financial statements subsequent to a business combination. It is equivalent to the corresponding provisions of IFRS standard, IAS 27, Consolidated and Separate Financial Statements. Sections 1601 and 1602 apply to interim and annual consolidated financial statements relating to fiscal years beginning on January 1, 2011. Earlier adoption is permitted as of the beginning of a fiscal year. The Company is currently evaluating the impact of the adoption of these new standards on the consolidated financial statements.
Use of Estimates
The preparation of financial statements in conformity with Canadian GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting periods. Management bases its estimates on historical experience and other assumptions, which it believes are reasonable. If actual amounts are ultimately different from these estimates, the revisions are included in the Company’s results of operations for the period in which the actual amounts become known. Key areas where management has made complex or subjective judgments include, among others, the fair value of certain assets; recoverability of long-lived assets; derivative instruments; asset retirement obligations; and income taxes.
Revenue Recognition
The Company operates its facilities under certain tolling and operation and maintenance agreements with its customers. These agreements with customers qualify as operating lease arrangements for accounting purposes. The fixed monthly payments from these contracts are reflected as Capacity revenue on the consolidated statement of operations. Substantially all of the Company’s buildings and equipment serve as rental property under these operating leases.

Primary Energy Recycling Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of U.S. dollars unless specified, except share and per share amounts)
Revenue is recorded as services are delivered. Revenue is recorded on the accrual basis and may include estimates for services delivered. Capacity revenue represents the fixed revenue amounts established in the tolling agreements with the Company’s customers and is billed on a monthly basis. Energy Service revenue represents the revenue earned based on measurements of services performed and delivered each period and is inclusive of Harbor Coal’s revenue for the year ended December 31, 2008 which is based on tons of coal consumed. For the year ended December 31, 2007, Harbor Coal’s revenue determination was based on the displacement of certain defined commodities by coal and also was subject to inventory adjustments based on physical inventory results and reserves that were significant. For the year ended December 31, 2008, Harbor Coal’s revenue is no longer subject to inventory adjustments. The Company provides estimates for doubtful accounts it deemed necessary based on the aging category and specific knowledge of the customer’s ability to pay.
Cash and Cash Equivalents
Cash and cash equivalents include all cash balances and highly liquid investments with an original maturity of three months or less at the date of purchase.
Spare Parts Inventory
The Company maintains a certain level of spare parts inventory at its facilities. The parts on-hand are stated at lower of cost or net realizable value and are included in the current assets of the Company. Inventory at December 31, 2008 and 2007 is reflected net of a reserve of $0.2 million for estimated obsolescence. The Company expenses parts as they are used.
Property, Plant and Equipment
Property, plant and equipment have been adjusted, giving effect to the purchase method of accounting. Depreciation for all asset classes is recorded on a straight-line basis over the estimated useful lives of the assets. Generally, the estimated useful lives are 30 years for buildings, plant and equipment. The estimated useful life of office furniture and equipment is 7 years. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful lives of the assets. Expenditures for maintenance and repairs are charged to operations and maintenance expense as incurred. The carrying amount for long-lived assets is reviewed for impairment whenever events or changes in circumstances indicate that impairment may have occurred.
Intangible Assets
Identifiable intangible assets were fair valued based on valuation techniques for the purpose of applying purchase accounting to the acquisition of PERH on August 24, 2005 and represent contract rights associated with customer contracts and nitrogen oxide allowances. The respective intangible values are

Primary Energy Recycling Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of U.S. dollars unless specified, except share and per share amounts)
amortized over specified time horizons and evaluated for impairment if events or changes in circumstances indicate that the asset might be impaired. Fair value under Canadian GAAP is defined as “the amount of the consideration that would be agreed upon in an arm’s length transaction between knowledgeable, willing parties who are under no compulsion to act”. Assessing the fair value of intangible assets requires management estimates on future cash flows to be generated by the assets.
Functional Currency
The functional currency of the Company is the U.S. dollar and all amounts presented in these financial statements and notes contained herein are presented in U.S. dollars, unless otherwise specified. The Company translates monetary assets and liabilities denominated in foreign currencies, principally its subordinated debt, which is denominated in Canadian dollars, at exchange rates in effect at the respective balance sheet date. Foreign exchange gains and losses are included in the consolidated statement of operations.
Deferred Finance Fees
The Company capitalizes costs associated with the issuance of debt instruments. These costs are amortized using the effective interest method over the term of the debt.
Asset Retirement Obligations
The fair value of estimated asset retirement obligations is recognized in the consolidated balance sheet when identified and a reasonable estimate of fair value can be made. The asset retirement cost, equal to the estimated fair value of the asset retirement obligation, is capitalized as part of the cost of the related long-lived asset. The fair value of asset retirement obligations depends on the total undiscounted amount of the estimated cash flows required to settle the obligations and the appropriate credit-adjusted risk-free discount rate used to discount the estimated cash flows to fair value. The asset retirement costs are amortized over the asset’s estimated useful life and included in depreciation expense on the consolidated statement of operations and accumulated shareholders’ deficit. Increases in the asset retirement obligation resulting from the passage of time are recorded as accretion of asset retirement obligation, and are included in general and administrative expenses in the consolidated statement of operations and shareholders’ deficit. Actual expenditures incurred are charged against the accumulated obligation.
Accounting for Derivatives
Effective January 1, 2007, the Company adopted CICA 3865 pertaining to hedges, which establishes standards for the identification, designation, documentation and effectiveness of hedging relationships for the purpose of applying hedge accounting. The purpose of hedge accounting is to ensure that

Primary Energy Recycling Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of U.S. dollars unless specified, except share and per share amounts)
gains, losses, revenues and expenses from effective hedging relationships are recorded in the income statement in the same period.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to credit risk consist principally of cash and cash equivalents, accounts receivable, foreign currency exchange contracts and interest rate swap contracts. The Company has a credit policy and performs ongoing credit evaluations of its customers and does not generally require collateral or other security.
During each of the fiscal periods presented, primarily all of the Company’s revenues were generated from providing energy services under long term contractual agreements to two customers that are both in the steel manufacturing industry. The percentage of revenues generated by each major customer is as follows:

	For the Years Ended December 31,
	2008	2007
Customer A	85%	87%
Customer B	15%	13%
The accounts receivable from the Company’s two largest customers as a percentage of the total consolidated accounts receivable balance are as follows:

	December 31, 2008	December 31, 2007
Customer A	88%	90%
Customer B	12%	10%
The Company provides estimates for doubtful accounts it deems necessary based on the aging category and specific knowledge of the customers ability to pay. No such allowances were recorded at December 31, 2008 and 2007.
The Company maintains cash and cash equivalents with various major financial institutions. The Company performs periodic evaluations of the relative credit standings of these financial institutions.
Accounting for Joint Ventures
The investment in the Harbor Coal joint venture is accounted for using the proportional consolidation method.

Primary Energy Recycling Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of U.S. dollars unless specified, except share and per share amounts)
Loss Per Share
Basic loss per share is computed based on the weighted average number of Common Shares outstanding. As of December 31, 2008 and 2007, there are no potentially dilutive securities issued and outstanding. Accordingly, diluted loss per share is equivalent to basic earnings per share.
4. Property, Plant and Equipment
Property, plant and equipment consist of the following:

	December 31, 2008			December 31, 2007
		Accumulated	Net Book		Accumulated	Net Book
	Cost	Depreciation	Value	Cost	Depreciation	Value
Buildings	$22,581	$(2,754)	$19,827	$22,581	$(1,947)	$20,634
Plant Equipment	241,880	(31,568)	210,312	241,413	(22,828)	218,585

	$264,461	$(34,322)	$230,139	$263,994	$(24,775)	$239,219

For the years ended December 31, 2008 and 2007, the Company recognized depreciation expense of $9.6 million and $10.5 million, respectively.
5. Intangible Assets
Intangible assets consist of contract rights on leases and nitrogen oxide (NOx) allowances. As of August 24, 2005, $219.5 million was assigned to contract rights and $0.9 million was assigned to NOx allowances representing fair value. Contract rights represent the value assigned to existing customer contracts at the date of the acquisition and are amortized on a straight line basis over an average term of eight years. NOx allowances amortize through 2009. For the years ended December 31, 2008 and 2007, the Company has recorded contract value amortization of $24.2 million and $29.7 million, respectively. For each of the years ended December 31, 2008 and 2007, the Company recorded NOx allowance amortization of $0.2 million.

	December 31, 2008			December 31, 2007
		Accumulated	Net Book		Accumulated	Net Book
	Cost	Amortization	Value	Cost	Amortization	Value
Contract Value and other intangibles	$220,223	$(94,879)	$125,344	$220,306	$(70,492)	$149,814

Primary Energy Recycling Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of U.S. dollars unless specified, except share and per share amounts)
6. Long-term Debt

	December 31, 2008	December 31, 2007
Credit Facility	$135,000	$138,000
Subordinated debt	78,817	96,843
Less:
Current portion of long-term debt	—	(3,000)
Deferred finance fees	(4,653)	(6,515)
Reclassification of the Credit Facility to short-term debt	(135,000)	—
Reclassification of deferred finance fees associated with the Credit Facility to short-term debt	892	—

Total	$75,056	$225,328

Maturities of debt are as follows:

2009	$135,000
2010	—
2011	—
2012	—
2013	—
Thereafter	78,817

Total	$213,817

Credit Facility
The Company has a $135.0 million four-year term loan facility (the “Credit Facility”) expiring in August of 2009. The Company has classified all borrowings and deferred finance fees under this facility as short-term debt at December 31, 2008. The Credit Facility bears interest at a rate equal to LIBOR or U.S. Base Rate, plus an applicable margin. The borrower may elect from time to time to convert Eurodollar rate loans to base rate loans or base rate loans to Eurodollar rate loans by providing appropriate notice to the Administrative Agent of the Credit Facility. For the year ended December 31, 2008, the interest rate was defined using an average LIBOR rate of 3.06% plus 3.78%. For the year ended December 31, 2007, the interest rate was defined using an average LIBOR rate of 5.41% plus 2.75% for the period January 1, 2007 through November 30, 2007, and the base rate of 7.5% plus 2.75% for the period December 1, 2007 through December 10, 2007. For the period December 11, 2007 through December 31, 2007, the interest rate was defined using an average LIBOR rate of 5.17% plus 3.75%. The Credit Facility is collateralized by the Company’s interests in, and the assets of, all subsidiaries and Projects and requires the Company to meet certain financial covenants including, among other things, maintaining certain defined leverage and coverage ratios. The Credit Facility was amended twice during 2007 to modify specified covenant levels. As of December 31, 2008, the Company was in compliance with its debt covenants under its Credit Facility. The amendments to the Credit Facility can be found on SEDAR at www.sedar.com. The Company has retained advisors to assist with the refinancing of its Credit Facility and the parties are actively pursuing its replacement.

Primary Energy Recycling Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of U.S. dollars unless specified, except share and per share amounts)
Subordinated and Separate Subordinated Notes
In 2005, the Company issued subordinated notes (“Subordinated Notes”), forming part of enhanced income securities (“EISs”), of U.S. $59.3 million or Cdn$71.3 million (denominated in Canadian dollars using an exchange rate of Cdn$1.20235 per U.S. $1.00). Additionally in 2005, the Company issued the equivalent of U.S. $15.4 million or Cdn$18.5 million (denominated in Canadian dollars using an exchange rate of Cdn$1.20235 per U.S. $1.00) of separate Subordinated Notes (the “Separate Subordinated Notes”), not forming part of EISs, and an additional U.S. $5.3 million or Cdn$6.3 million (denominated in Canadian dollars using an exchange rate of Cdn$1.17050 per U.S. $1.00) of Subordinated Notes. The Subordinated Notes and the Separate Subordinated Notes have a stated annual interest rate of 11.75% and a term of 12 years with a maturity date of August 24, 2017. Amounts payable under these notes in U.S. dollars have been adjusted to reflect the change in foreign exchange rates as of December 31, 2008 and December 31, 2007. For the years ended December 31, 2008 and 2007, the Company recorded a gain on foreign currency translation of $18.0 million and a loss on foreign currency translation of $14.5 million, respectively, related to these notes. The Subordinated Notes and Separate Subordinated Notes are collateralized by unsecured guarantees of the Company’s subsidiaries and require the Company to meet certain financial covenants including, among other things, maintaining certain defined leverage and coverage ratios. As of December 31, 2008, the Company was in compliance with its debt covenants under the terms of the Subordinated Notes and Separate Subordinated Notes.
Deferred Financing Fees
The Company capitalizes costs associated with the issuance of debt instruments. These costs are being amortized to interest expense over the term of the debt using the effective interest method. In connection with the debt issued and credit facilities entered into in connection with the Company’s initial public offering in August of 2005, the Company paid $8.5 million for financing fees that have been deferred and are being amortized over the term of the underlying credit facilities. In June and November of 2007, the Company paid and capitalized fees of $0.2 million and $0.9 million, respectively, associated with the amendments to the Credit Facility (described above). These fees are being amortized over the remaining life of the Credit Facility using the effective interest method. For the years ended December 31, 2008 and 2007, the Company has amortized $1.9 million and $1.3 million, respectively, of deferred financing fees.

Primary Energy Recycling Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of U.S. dollars unless specified, except share and per share amounts)
7. Interest Expense
Interest expense is comprised of the following:

	For the Years Ended December 31,
	2008	2007
Interest expense, net:
Term loan facility	$9,506	$11,498
Subordinated debt	10,616	10,683
Amortization of deferred financing fees	1,951	1,429
Interest income	(296)	(725)

	$21,777	$22,885

8. Asset Retirement Obligation
Certain of the Company’s subsidiaries have contractual obligations to remove all buildings and equipment associated with the ground leases related to their facilities. The Company initially estimated these liabilities based upon an independent valuation. Management has evaluated the methods and assumptions used to measure the fair value of recorded obligations and determined that they are reasonable as of December 31, 2008. The total undiscounted cash flows required to satisfy the legal obligations are estimated to be $15.6 million, paid over the course of five years between 2025 to 2029. These amounts were discounted by the Company’s credit-adjusted risk-free borrowing rate of 7.32%. For the years ended December 31, 2008 and 2007, the Company recognized accretion expense of $0.2 million and $0.2 million and depreciation expense of $0.1 million and $0.1 million, respectively. As of December 31, 2008 and 2007, the balance of the asset retirement obligation liability was $3.4 million and $3.2 million, respectively, and the balance of the related asset was $2.0 million and $2.1 million, respectively.
9. Commitments and Contingencies
Lease Revenue
The Company’s operations include delivery of power obtained through its generation capacity and sold under long term power purchase agreements. Certain of these agreements contain firm power purchase commitments related to power generation capability of the specific facilities and are deemed to be operating lease arrangements for accounting purposes. The agreements contain certain tolling provisions that provide for fixed monthly payments to be paid to the Company that are recorded as revenue.

Primary Energy Recycling Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of U.S. dollars unless specified, except share and per share amounts)
As of December 31, 2008, the Company’s future tolling revenue from operating leases is as follows:
Year ending:

2009	$39,430
2010	39,464
2011	39,498
2012	39,533
2013 and Thereafter	56,064

Total	$213,989

Environmental Matters
The Company’s operations are subject to a number of federal, state and local laws and regulations relating to the protection of the environment and the safety and health of personnel and the public. Some of the Company’s operations require environmental permits and controls to prevent and reduce air and water pollution, and these permits are subject to modification, renewal and revocation by issuing authorities. These requirements relate to a broad range of activities, including:
•	discharge of pollutants into the air, water and soil;

•	identification, generation, storage, handling, transportation, disposal, record keeping, labeling and reporting of, and the emergency response in connection with, hazardous and toxic materials and wastes including asbestos; and

•	safety and health standards, practices and procedures that apply to the workplace and the operation of facilities.
One facility, Cokenergy LLC, (“Cokenergy”) was party to ongoing discussions with the Indiana Department of Environmental Management (“IDEM”) and the Indiana Attorney General’s Office (“IAGO”) with respect to a Notice of Violation that was issued to Cokenergy on April 5, 2007 for alleged violations of permit SO2 and particulate emissions limits. These discussions resulted in an Agreed Order entered into between Cokenergy and IDEM on September 29, 2008 which provided for a specified modification to the Cokenergy facility as well as payment of a penalty of $0.03 million in settlement of the Notice of Violation. The cost of the modification was approximately $0.4 million. All specified modifications were completed in the fourth quarter of 2008 and are capital in nature.
10. Non-controlling Interest
The non-controlling interest holds 14.2% of the preferred interest and 17.0% of the common interest in PERH through its Class B preferred and common interest ownership. On a collective basis, the non-controlling interest holds 15.4% of the combined total of preferred and common interests of PERH. Each Class B

Primary Energy Recycling Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of U.S. dollars unless specified, except share and per share amounts)
common interest is entitled to receive pro rata distributions as and when declared by the board of managers of PERH after payment in full of the Class A preferred return and the Class B preferred return. Upon formation of the Company, Class B investors contributed assets with a lower tax basis than fair value. A deferred tax liability associated with this difference in basis and an offsetting increase in property, plant and equipment and intangible asset value was recorded and ascribed to the non-controlling interest. The increase in the basis of property, plant and equipment and intangible asset balances is being depreciated and amortized over the useful lives of these assets and are fully allocated to the non-controlling interest through the non-controlling interest in Class B Common line item of the Consolidated Statement of Operations.
11. Common Stock
At December 31, 2008, the Company has 31,000,000 Common Shares issued and outstanding, of which 58,500 Common Shares were held separately and the remaining 30,941,500 Common Shares were held as a component of EISs. Each EIS consists of one Common Share and Cdn$2.50 of aggregate principal amount of 11.75% Subordinated Notes (Note 6). Each shareholder is entitled to one vote per Common Share on matters presented to the Company’s shareholders for consideration.
12. Income Taxes
Income tax expense (benefit) consists of the following:

	For the Years Ended December 31,
	2008	2007
Current tax provision:
Federal	$—	$1,694
State	—	450

Total current tax	—	2,144

Future tax provision:
Federal	7,935	(4,992)
State	2,107	(1,326)

Total future tax	10,042	(6,318)

Total tax expense (benefit)	$10,042	$(4,174)

Primary Energy Recycling Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of U.S. dollars unless specified, except share and per share amounts)
The principal items which cause the Company’s effective tax rate to be greater than the Canadian statutory tax rate of 33.5% for 2008 and 36.12% for 2007 are the effect of the inclusion of the U.S. federal and state income taxes that are greater than the Canadian statutory tax rate and the valuation allowance on the net operating loss. These items are summarized as follows:

	For the Years Ended December 31,
	2008	2007
Income tax benefit at Canadian Statutory Rate:	$(4,899)	$(9,853)
Additional tax benefit from operations in countries with different income tax rates	(1,024)	(1,195)
Valuation allowance	15,978	6,726
Other non-deductible items	(13)	148

Total tax expense (benefit)	$10,042	$(4,174)

Significant components of the future tax assets and (liabilities) are as follows:

	As of December 31, 2008	As of December 31, 2007
Accrued expenses	$2,228	$2,325
Interest rate swap	759	146

Current future tax assets	2,987	2,471

Foreign currency translation	—	6,809
Asset retirement obligation	1,143	1,282
Intangible assets	5,681	7,312
Interest rate swap	—	270
Net operating loss	33,079	17,650
Valuation allowance	(33,079)	(17,650)

Long-term future tax assets	6,824	15,673

Property, plant and equipment	(16,173)	(15,286)
Foreign currency translation	(491)	—
Investment in PCI	(3,187)	(282)

Long-term future tax liability	(19,851)	(15,568)

Net future tax (liability) asset	$(10,040)	$2,576

The Company has U.S. net operating loss carryforwards that will start to expire in 2026 and Canadian net operating loss carryforwards that will start to expire in 2016 and 2027. The Company has recorded a full valuation allowance on the net operating loss carryforwards as it is more likely than not that the future tax asset will not be realized. At December 31, 2008 and 2007 the net current future tax asset balances were $3.0 million and $2.5 million, respectively. At December 31, 2008, the net long-term future tax liability balance was $13.0 million. At December 31, 2007, the net long-term future tax asset balance was $0.1 million. The Company has historically recorded and allocated current and future taxes

Primary Energy Recycling Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of U.S. dollars unless specified, except share and per share amounts)
attributable to the non-controlling interest. The guidance provided in EIC-171, although specifically written to apply to income trusts and other SIFTs, has been determined to be analogous to the ownership structure of PERH. In order to comply with this pronouncement, upon adoption, the net future tax asset of $2.5 million attributable to the non-controlling interest was removed from the balances of future tax assets and liabilities with a corresponding adjustment to the value of the non-controlling interest on the balance sheet as of December 31, 2008 and the 2008 income statement does not include any tax expense attributable to the non-controlling interest. The 2007 financial statements have not been adjusted for the application of this standard as the impact is immaterial.
13. Derivative Instruments and Hedging Activities
The Company utilizes certain derivative instruments to enhance its ability to manage risk relating to foreign currency and interest rate exposure. Derivative instruments are entered into for periods consistent with the related underlying exposures.
Foreign Currency Exchange Contracts
The Company has entered into foreign currency exchange forward contracts (the “Forward Contracts”) to exchange U.S. dollars for Canadian dollars. The Canadian dollars are used to fund interest and cash distributions to EIS holders, the non-controlling interest and interest distributions to the Separate Subordinated Note holders. Beginning with the May 2007 distribution declaration, the Canadian dollar funding requirement for distributions per EIS was reduced to an annual rate of Cdn$0.80 from Cdn$1.15. As a result of the reduction in distributions, for the period subsequent to May 2007, some of the settled Forward Contracts were in excess of the Company’s cash exchange requirements resulting in a cash benefit to the Company based upon actual exchange rates at the date of settlement. The Forward Contracts are for a series of monthly payments through September 2010. At December 31, 2008, twenty-one sets of payments comprised of three monthly contracts remain open. The Forward Contracts applicable to distributions on the Separate Subordinated Notes have an exchange rate of Cdn$1.1713 to U.S. $1.00. The remaining Forward Contracts have an exchange rate of Cdn$1.1712 to U.S. $1.00 and a rate of Cdn$1.0840 to U.S. $1.00. The Company was not required to deposit any collateral with regard to these contracts. The Forward Contracts do not qualify as a cash flow hedge for accounting purposes, and the change in the fair value is reflected in income. At December 31, 2008, the fair value of the Forward Contracts was comprised of a current liability of $1.5 million and a long-term liability of $1.0 million. At December 31, 2007, the fair value of the Forward Contracts was $17.3 million of which $6.7 million is recorded in current assets.

Primary Energy Recycling Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of U.S. dollars unless specified, except share and per share amounts)
The following table summarizes the Company’s Forward Contracts with monthly settlement terms as of December 31, 2008:

		US $ to be	Cdn$ to be
	Number of	delivered	received	Cdn$ per US $
Contract Dates	Contracts	(in millions)	(in millions)	(weighted average)

Jan. 2009 - Dec. 2009	36	3.2	3.8	1.167312
Jan. 2010 - Sept. 2010	27	3.2	3.8	1.167312
The risk associated with the Forward Contracts is the cost of replacing these instruments in the event of default by the counterparty. Management believes that this risk is remote.
Interest Rate Swap Contracts
The Company entered into interest rate swap contracts on August 31, 2005 to mitigate the cash flow risk associated with the impact of changing interest rates or payments due under the Credit Facility expiring in August of 2009. The contracts do not qualify as a cash flow hedge for accounting purposes and the change in the fair value of the derivative is recorded in income. At December 31, 2008 the fair value of these contracts was a current liability of $2.3 million. At December 31, 2007 the fair value of these contracts was comprised of a current liability of $0.4 million and a long-term liability of $0.7 million.
14. Capital
The capital of the Company is comprised of debt and EIS units. The capital requirements of the Company are evaluated on an ongoing basis to determine what is required to support the Company’s financial objectives and strategic plan. The Company carries an amount of cash on hand that is reflective of working capital requirements as well as payment requirements associated with interest and distributions. The objectives for managing capital are to safeguard the Company’s ability to operate as a going concern and to provide a return to shareholders.
The Company has determined an appropriate level of outstanding debt based on its evaluation of cash flow to be generated from the business and overall business risks. The Company’s debt balances are subject to certain financial covenant ratios at both the consolidated entity level and at a subsidiary level. The level of equity maintained by the Company has also been determined based on the Company’s evaluation of existing and future operational results and the future plans for the Company.
The Company’s capital structure is monitored in relation to economic conditions and the risk characteristics of the Company’s assets. In order to maintain or

Primary Energy Recycling Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of U.S. dollars unless specified, except share and per share amounts)
adjust the capital structure, the Company may adjust the amount of distributions paid to shareholders, issue new EISs, obtain new or additional debt financing or sell assets to pay down debt. Any significant acquisition or development opportunities will most likely be financed by a combination of debt and equity.
15. Financial Instruments
Recognition and Measurement
The Company’s financial instruments consist of cash and cash equivalents, accounts receivable and accrued liabilities, Forward Contracts, distributions payable to holders of EISs, interest rate swap contracts and short-term and long-term debt. The Company does not enter into financial instruments for trading or speculative purposes. Financial assets are classified as available-for-sale, held-to-maturity, trading or loans and receivables. Financial liabilities are recorded at amortized cost. Initially, all financial assets and financial liabilities must be recorded on the balance sheet at fair value. Subsequent measurement is determined by the classification of each financial asset and financial liability. Unrealized and realized gains and losses on financial assets that are held for trading are recorded in income. All derivatives are marked-to-market and recorded at fair value in the consolidated balance sheet.
Credit Risk
The Company’s financial assets that are exposed to credit risk consist primarily of cash and cash equivalents, accounts receivable, Forward Contracts and interest rate swap contracts. The Company, in its normal course of business, is exposed to credit risk from its customers. The Company provides estimates for doubtful accounts it deems necessary based on the aging category and specific knowledge of the customer’s ability to pay. No such allowances were recorded at December 31, 2008 or at December 31, 2007. The Company is exposed to credit loss in the event of non-performance by counterparties to the interest rate swap contracts and the Forward Contracts.
Risks associated with concentrations of credit risk with respect to accounts receivable, Forward Contracts and interest rate swap contracts are limited due to the credit rating of customers and the foreign exchange and swap counterparties and the generally short payment terms and frequent settlement of foreign exchange and swap differences.
Market Risk
The Company is subject to interest rate risks as its Credit Facility bears variable interest rates. The Company manages its interest rate risks through the use of interest rate swaps for most of its outstanding debt. As of

Primary Energy Recycling Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of U.S. dollars unless specified, except share and per share amounts)
December 31, 2008, the Company had interest rate swap contracts with its lenders under the Credit Facility, such that the borrowing rates on $135.0 million of its outstanding debt are effectively fixed within an interest rate band of 3.98% and 5.00%. The remaining outstanding balance of debt (comprised of Subordinated Notes and Separate Subordinated Notes) has fixed interest rates. Both the Subordinated Notes and the Separate Subordinated Notes are subject to currency risk as the debt instruments are denominated in Canadian dollars. Additionally, the Company is subject to currency risk associated with the fair value of the Forward Contracts that are in place primarily to hedge the Company’s Canadian dollar cash flow requirements for interest and distribution payments. At the existing rate of distributions, a portion of the Forward Contracts are in excess of the cash requirements for interest and distribution payments and as a result the Company is subject to currency risk for the excess amount.
The following table presents a sensitivity analysis for changes in market interest and currency exchange rates and the potential impact on the net loss of the Company as of December 31, 2008.

	+10%	-10%

Change to realized and unrealized gain (loss) on foreign currency translation	7,165	(8,758)
Change to realized and unrealized gain (loss) on foreign currency exchange contracts	(6,394)	5,813

	+100 bps	-100 bps

Change to realized and unrealized gain (loss) on interest rate swap agreements	1,648	(1,194)
Liquidity Risk
The Credit Facility matures in August 2009. The Subordinated Notes and Separate Subordinated Notes mature in August 2017. The degree to which the Company is leveraged may reduce its ability to obtain additional financing for working capital, pay distributions and to finance investments to maintain and grow the current levels of cash flows from operations and the Company may be unable to refinance outstanding indebtedness (see Note 2 Going Concern).
To address liquidity risk associated with the maturity of the Credit Facility, management is pursuing replacement of the Credit Facility in advance of its maturity date in August 2009. Management also measures liquidity risk through its review of current financial ratios against financial covenants contained in the Credit Facility and Subordinated Note Indenture to determine if there are appropriate actions that can be employed to mitigate liquidity issues.
Derivative Financial Instruments
Derivatives are carried at fair value and are reported as assets where they have a positive fair value and liabilities where they have a negative fair

Primary Energy Recycling Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of U.S. dollars unless specified, except share and per share amounts)
value. Derivatives may be embedded in other financial instruments or contracts. Derivatives embedded in other financial instruments are valued as separate derivatives when their economic characteristics and risks are not clearly and closely related to those of the host contract unless such contracts relate to normal course operations and qualify for the normal purchase and sale exemption in accordance with appropriate accounting standards.
16. Related Party Transactions
The Company has a Management Agreement in place with the Manager. The Management Agreement has an initial 20-year term terminating in 2025. The Manager provides various management and administrative services to the Company and its subsidiaries under terms defined in the Management Agreement. According to the terms of the Management Agreement, the Manager may earn an annual incentive fee based on sharing in financial performance above threshold levels. The incentive fee, when earned, is paid annually and is designed to align the financial interests of the Manager with those of the Company. The financial threshold was not achieved for the years ended December 31, 2008 and 2007 and accordingly an incentive fee was not accrued. For the years ended December 31, 2008 and 2007, in accordance with the Management Agreement, the Company recorded management fees of $3.3 million and $3.2 million, respectively.
As of December 31, 2008 and 2007, the Company had a net payable due to the Manager and its affiliates of $0.1 million and $0.1 million, respectively. The outstanding balances were subsequently settled. The Company has a Right of First Offer (“ROFO”) as defined in the Management Agreement that provides for the opportunity to purchase certain defined projects from the Manager. For additional disclosure please refer to the Company’s most recent Annual Information Form, which is available on SEDAR at www.sedar.com.
On November 1, 2006, in conjunction with the sale of the Manager to Epcor Power LP, the Company entered into an allocation agreement (the “Allocation Agreement”) with certain parties to the sale transaction which allocates rights to new and certain existing development and acquisition opportunities, where such opportunities have been or will be developed or identified by any of the parties to the agreement. The principal terms of the Allocation Agreement are summarized in the Company’s most recent Annual Information Form and a copy of the Allocation Agreement is available for review on SEDAR at www.sedar.com.
On September 24, 2008, the Board of Directors of the Company announced its intention to launch a sale process with the full cooperation of the Manager, subject to certain terms and conditions. In order to facilitate the sale process, the Company and the Manager have agreed to the terms under which the

Primary Energy Recycling Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of U.S. dollars unless specified, except share and per share amounts)
Management Agreement and the Allocation Agreement can be terminated by the Company in the event of a sale.
17. Basic and Diluted Net Loss Per Share
Basic and diluted net loss per share has been calculated using the weighted average number of Common Shares outstanding of 31,000,000 for the years ended December 31, 2008 and 2007. For the years ended December 31, 2008 and 2007, there were no potentially dilutive securities outstanding.
18. Segment Reporting
The Company owns and operates facilities designed to recycle waste energy under one operating segment. The Company serves as a single source of supply for its customers’ related requirements. The Company’s operations are located in the United States. All sales revenue is generated from the same geographic area.
19. Investment in Joint Venture
The Company has an indirect ownership interest in a joint venture through PERH’s wholly owned subsidiary Harbor Coal LLC (“Harbor Coal”). Harbor Coal owns a 50% interest in PCI Associates, a partnership that operates a pulverized coal facility. The investment is accounted for using the proportionate consolidation method in accordance with Canadian GAAP requirements. The carrying value of Harbor Coal’s interest in PCI Associates reflects a purchase price allocation to adjust the values ascribed to long-term assets to fair value as of August 24, 2005. The excess purchase price allocated to property, plant and equipment and intangible assets has been recorded in the books of Harbor Coal. The consolidated financial statements for the years ended December 31, 2008 and 2007 include $3.3 million and $8.6 million, respectively, of related depreciation and amortization.
On March 14, 2008, the PCI Partnership Agreement was amended retroactively to January 1, 2008, with the term of the PCI Partnership Agreement extended by twelve years to August 31, 2025. Beginning on January 1, 2008, Harbor Coal’s share of PCI revenue is based on tons of coal consumed multiplied by a fixed rate per ton. Under the amendment, inventory adjustments are assumed by the site host and, except for certain defined shared expenses, (property taxes, insurance and depreciation), operating expenses are assumed by the site host subject to specified thresholds. Operating expenses above specified thresholds are shared ratably. Additionally, the amortization periods for contract value intangible assets recorded on the books of Harbor Coal and the depreciable lives

Primary Energy Recycling Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of U.S. dollars unless specified, except share and per share amounts)
of the property, plant and equipment held by PCI Associates have been extended to correspond to the new expiration date of the PCI Partnership Agreement.
For periods prior to January 1, 2008, revenue at PCI Associates was determined based on the displacement of certain defined commodities by coal. The value of the displaced commodities net of the cost of coal utilized represented revenue. The amount of displacement was impacted by physical inventories of the commodities utilized by the joint venture’s host. The amount of coal consumed also determined the service fee paid to the manager of the partnership and was recorded in operating expenses. For the year ended December 31, 2007, Harbor Coal recorded a negative revenue adjustment of $7.2 million based on reduced consumption associated with physical inventory adjustments recorded by the facility’s host.
For the years ended December 31, 2008 and 2007, Harbor Coal’s recorded share of PCI Associates depreciation was $0.8 million and $1.7 million, respectively. For the year ended December 31, 2008, Harbor Coal’s share of excess operating expenses of PCI Associates was $0.9 million. The financial information for Harbor Coal’s 50% share of PCI Associates is as follows:

	December 31, 2008	December 31, 2007
Current assets	$394	$1,993
Non-current assets	12,469	13,217
Current liabilities	950	1,839
Non-current liabilities	—	—

	For the Years Ended December 31,
	2008	2007

Revenue	$7,622	$22,319
Operating expenses	2,031	21,386
Net income	5,610	955

Cash flows provided by operating activities	$6,364	$2,565
Cash flows used in investing activities	—	—
Cash flows used in financing activities	(7,068)	(1,605)

PRIMARY ENERGY RECYCLING CORPORATION
Management’s Discussion and
Analysis of Financial Condition and Results of Operations
(In US Dollars)
Years Ended December 31, 2008 and 2007

1

Primary Energy Recycling Corporation
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
The following management’s discussion and analysis of the financial condition and results of operations (“MD&A”) of Primary Energy Recycling Corporation (the “Company”) dated March 17, 2009 should be read in conjunction with the audited consolidated financial statements of the Company for the years ended December 31, 2008 and 2007. The Company’s financial statements are prepared in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”). All amounts described in this MD&A are in thousands of U.S. dollars, unless otherwise stated.
Forward-Looking Statements
Certain statements in this MD&A may constitute ‘‘forward-looking statements’’, which reflect the expectations of management regarding future growth, results of operations, performance and business prospects and opportunities of the Company. Such forward-looking statements reflect current expectations regarding future events and operating performance and speak only as of December 31, 2008. These forward-looking statements involve significant risks and uncertainties, and should not be read as guarantees of future performance or results, and will not necessarily be accurate indications of whether or not or the times at or by which such performance or results will be achieved.
A number of factors could cause actual results to differ materially from the results discussed in the forward-looking statements, including, but not limited to, the factors discussed under ‘‘Risk Factors’’ in this MD&A and in the Company’s most recent Annual Information Form. Additional information relating to the Company, including its Annual Information Form, is available on SEDAR at www.sedar.com. Although the forward-looking statements contained in this MD&A are based on what are believed to be reasonable assumptions, investors cannot be assured that actual results will be consistent with these forward-looking statements, and the differences may be material. These forward-looking statements are made as of the date of this MD&A and, except as required by applicable securities laws, the Company assumes no obligation to update or revise them to reflect new events or circumstances.
Overview
General
The Company is the issuer of enhanced income securities (“EISs”). Each EIS consists of one common share of the Company (the “Common Shares”) and Cdn$2.50 aggregate principal amount of 11.75% subordinated notes of the Company (the “Subordinated Notes”). As at December 31, 2008, there were 30,941,500 EISs outstanding. The Company has also issued, on a private placement basis, Subordinated Notes not forming part of an EIS (the “Separate Subordinated Notes”). As at December 31, 2008, there was Cdn$18.5 million aggregate principal amount of Separate Subordinated Notes outstanding.
The Company owns a majority interest in Primary Energy Recycling Holdings LLC (“PERH”) which is headquartered in Oak Brook, Illinois. PERH indirectly owns and operates four recycling energy projects and has a 50% interest in a pulverized coal facility (“Harbor Coal”) (collectively, the ‘‘Projects’’). The Projects have a combined electrical generating capacity of 283 megawatts and a combined steam generating capacity of 1.8 MMlbs/hour. PERH creates value for its customers by capturing and recycling waste energy from industrial processes and converting it into reliable and economical electricity and thermal energy for its customers’ use.

2

Primary Energy Recycling Corporation
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
The Company owns 85.8% of the preferred interests and 83.0% of the common interests in PERH, through its ownership of all of the issued and outstanding Class A common and preferred membership interests of PERH. EPCOR USA Ventures, LLC, (the “Manager”), indirectly holds the remaining 14.2% of the preferred interests and 17.0% of the common interests in PERH, through its ownership of all of the issued and outstanding Class B common and preferred membership interests in PERH.
Going Concern
As further discussed in the Liquidity and Capital Resources section of the MD&A, the $135.0 million term loan outstanding under the Company’s Credit Facility matures in August 2009 and has not yet been refinanced. As a result, the balance of this term loan is now classified as short-term debt resulting in the Company reporting a significant working capital deficit for which current financing sources do not exist.
The Company has retained Credit Suisse Securities (USA) LLC to lead the refinancing of its Credit Facility and the parties are actively pursuing a replacement of the facility.
In addition, in September 2008, the Company announced its intention to conduct a sale process that could lead to a sale of the Company or PERH. The Company retained Credit Suisse Securities (USA) LLC and Genuity Capital Markets to pursue and facilitate this process and the process is continuing. There can be no assurance that the sale process will result in a sale of PERC or PERH. The Company and its advisors have been carefully coordinating their efforts on the Credit Facility refinancing discussions with potential financing sources to both maximize the Company’s refinancing options and, in the event of a sale of the Company or PERH, to assist potential buyers, at the appropriate time and to the extent required, with their acquisition financing.
Successful completion of refinancing can not be assured. If the Company is unable to refinance its Credit Facility, it may not be able to meet its ongoing working capital and expenditure requirements. As a result, there is significant doubt about the Company’s ability to continue as a going concern and accordingly, the appropriateness of the use of accounting principles applicable to a going concern. The financial statements do not reflect any adjustments to the carrying values of assets and liabilities, the reported revenues and expenses and balance sheet classifications that would be necessary if the Company were unable to realize its assets and settle its liabilities as a going concern in the normal course of operations. Such adjustments could be material to the financial statements.
Matters Affecting Comparability
The Company, through Harbor Coal, owns a 50% interest in PCI Associates, a partnership that operates a pulverized coal facility. PCI Associates is governed by the PCI Partnership Agreement, which was amended on March 14, 2008. As a result of the amendment, Harbor Coal’s revenue and operating and maintenance expenses are not directly comparable between respective 2008 and 2007 annual periods.
Under the amended PCI Partnership Agreement, effective January 1, 2008, Harbor Coal’s share of PCI revenue is based on tons of coal consumed multiplied by a fixed rate per ton. In addition, inventory adjustments are assumed by the site host and, except for certain defined shared expenses (property taxes, insurance and depreciation), operating expenses are assumed by the site host subject to specified thresholds. Operating expenses above specified thresholds are shared ratably. For periods prior to January 1, 2008, revenue at PCI Associates was determined based on the

3

Primary Energy Recycling Corporation
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
displacement of certain defined commodities by coal. The value of the displaced commodities net of the cost of coal utilized represents revenue. The amount of displacement was impacted by physical inventories of the commodities utilized by the joint venture’s host. Additionally, operation and maintenance expenses were shared ratably.
Non-GAAP Measures
Definition of Distributable Cash
References to “Distributable Cash” are to the amount of cash available for distribution and are based on operating cash flow as adjusted for certain reconciling items considered relevant by management. Distributable Cash is not a recognized measure under Canadian GAAP and does not have a standardized meaning prescribed by Canadian GAAP. Therefore, Distributable Cash may not be comparable to similar measures presented by other issuers.
The Company intends to distribute substantially all cash generated from operations subject to debt covenant compliance and excluding those amounts required for operation of the business on an ongoing basis and subject to any reserves deemed appropriate. Accordingly, management believes that Distributable Cash is an important measure in evaluating the Company’s performance. However, Distributable Cash should not be construed as an alternative to net earnings or loss determined in accordance with Canadian GAAP as an indicator of the Company’s performance or to cash flows from operating, investing and financing activities, as a measure of liquidity and cash flows. A reconciliation of Distributable Cash to cash flows from operating activities is provided under the heading “Distributable Cash Summary”.

4

Primary Energy Recycling Corporation
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
Results of Operations
(in 000’s of US$, except per share data)

	For the Years Ended December 31,
	2008	2007
Revenue:
Capacity	$36,071	$36,071
Energy service	24,799	38,965

	60,870	75,036

Expenses:
Operations and maintenance	10,895	30,126
General and administrative	12,431	11,055
Depreciation and amortization	33,986	40,463

Total operating expenses	57,312	81,644

Operating income (loss)	3,558	(6,608)

Other income (expense):
Interest expense	(21,777)	(22,885)
Realized and unrealized (loss) gain on derivative hedge contracts	(18,468)	17,218
Realized and unrealized gain (loss) on foreign currency translation	18,397	(15,006)

Loss before income taxes	(18,290)	(27,281)
Income tax (expense) benefit	(10,042)	4,174

Loss before non-controlling interest	(28,332)	(23,107)

Non-controlling interest in class B Preferred	(1,678)	(1,673)
Non-controlling interest in class B Common	7,236	3,730

Net loss and comprehensive loss	$(22,774)	$(21,050)

Weighted average number of shares outstanding	31,000,000	31,000,000

Basic and diluted net loss per share (Note 1)	$(0.73)	$(0.68)

Note 1:	Basic and diluted net loss per share has been calculated using the weighted average number of Common Shares outstanding of 31,000,000 for the years ended December 31, 2008 and December 31, 2007.

5

Primary Energy Recycling Corporation
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
Year Ended December 31, 2008 compared to Year Ended December 31, 2007
The Company’s revenue of $60.9 million in 2008 decreased $14.1 million, or 18.9%, compared with revenue of $75.0 million in 2007. This decrease is reflective of a decline in Energy Service revenue at the Company’s Harbor Coal facility totaling $14.7 million. For 2008, Harbor Coal revenue has been computed under the amended PCI Partnership Agreement that specifies a revised methodology for the determination of revenue based on tons of coal consumed multiplied by a fixed rate per ton. For 2007, Harbor Coal revenue was determined based on the displacement of certain defined commodities by coal. The value of the displaced commodities net of the cost of coal represents revenue and included consumption adjustments based on physical inventory results. The decline noted in Harbor Coal revenue is offset by increased revenue in the current year of $0.6 million recorded at other facilities based on higher levels of generation compared to the prior year period. Current year revenue was impacted during the fourth quarter of 2008 by negative market conditions in the steel industry that resulted in reduced steel production by the site hosts. The industrial hosts which are also the customers of the Company’s facilities reduced the level of steel production during the quarter which in turn impacted the amount of variable revenue generated at certain Company facilities. The estimated negative impact on normalized revenue was $2.5 million representing approximately 18.4% of total revenue for the fourth quarter. A significant amount of the Company’s revenue (approximately 62.0% in the current year) is fixed by contract and was not impacted by the production reduction noted. It is anticipated that production activity of the site hosts will continue to be impacted by market conditions into 2009. However, the Company’s facilities provide service to the primary operations of the site hosts and while the projected level of operation for those sites is unknown, to the extent the level of operation of the site host’s facilities return to historical levels it will have a favorable impact on variable revenue.
Operating and maintenance expense in 2008 was $10.9 million compared to $30.1 million in 2007, a decrease of $19.2 million or 63.8%. The decrease was primarily due to a decline in maintenance expenses of $18.3 million at the Harbor Coal facility as a result of the amended PCI Partnership Agreement which allocates the majority of operating and maintenance expenses to Harbor Coal’s partner. Under the amended agreement, all operating and maintenance expenditures up to a stipulated threshold are the responsibility of Harbor Coal’s partner. To the extent expenses are in excess of the stipulated threshold they are shared ratably between the partners. For 2008, the amount of excess expenses allocated to Harbor Coal was $0.9 million. For 2007, all operation and maintenance expenses at the Harbor Coal facility were shared ratably between partners. Additionally, there were increased maintenance expenses of $1.8 million in 2007 primarily associated with outage repair activity which did not recur in 2008. In the current year there were increased maintenance expenses of $0.9 million associated with boiler repairs, cooling tower system work, filters, environmental licensing costs and general maintenance.
General and administrative expense in 2008 was $12.4 million compared to $11.1 million in 2007, an increase of $1.3 million or 12.5%. The increase is due to additional professional fees of $0.5 million, property tax expense of $0.4 million, board compensation fees of $0.2 million and other general and administrative expenses of $0.2 million. The additional expenses incurred in 2008 related to the strategic review and proposed sale process totaled $0.9 million and was comprised of $0.8 million of professional fees and $0.1 million of board compensation fees.
Depreciation and amortization expense in 2008 was $34.0 million compared to $40.5 million in 2007, a decrease of $6.5 million. The decrease was due to the change in estimated useful life for property,

6

Primary Energy Recycling Corporation
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
plant and equipment depreciation and contract intangible amortization to reflect the twelve-year term extension of the amended PCI Partnership Agreement.
Operating income in 2008 was $3.6 million compared to an operating loss of $6.6 million in 2007, an increase of $10.2 million. The increase noted is driven by the net effect of the items discussed above and was primarily impacted by positive operating results generated at Harbor Coal over the course of 2008 under the amended PCI Partnership Agreement. The amended agreement stipulates that, beginning in 2008, revenue is to be determined under a tolling arrangement. For the year 2008, revenue is less than revenue recorded in the prior year. However, this decrease is more than offset by a reduction of operating and maintenance expenses which, subject to specified thresholds, are assumed by Harbor Coal’s partner. The net effect of the amended agreement has had a positive impact on operations of $3.6 million. In addition, the amount of depreciation and amortization recorded at Harbor Coal was reduced in the current year based on the extended term of the PCI partnership agreement.
Interest expense in 2008 was $21.8 million compared to $22.9 million in 2007, a decrease of $1.1 million. The decrease was the result of a reduction in interest expense of $1.5 million related to a decline in the interest rate of the Credit Facility. This decrease is offset by a reduction in interest income of $0.4 million.
Realized and unrealized loss on derivative hedge contracts in 2008 was $18.5 million compared to a realized and unrealized gain on derivative hedge contracts of $17.2 million in 2007, which is reflective of the change in fair value of the foreign currency exchange contracts and interest rate swap agreements held by the Company at December 31, 2008 and the settlement activity associated with those contracts and agreements for the year ended December 31, 2008 compared to the same period in the prior year. The change in fair value of the foreign currency exchange contracts is primarily due to the strengthening of the U.S. dollar in relation to the Canadian dollar during 2008.
Realized and unrealized gain on foreign currency translation in 2008 was $18.4 million compared to a realized and unrealized loss on foreign currency translation of $15.0 million in 2007. The change is primarily due to the strengthening of the U.S. dollar in relation to the Canadian dollar during 2008 and the corresponding impact on the foreign exchange rate used to convert the Subordinated Notes and the Separate Subordinated Notes from Canadian dollars to U.S. dollars.
The Company recorded income tax expense in 2008 of $10.0 million comprised of a future tax expense of $10.0 million based on the change in value of future tax assets and liabilities. For the year ended December 31, 2007, the Company recorded an income tax benefit of $4.2 million comprised of a current tax expense of $2.1 million related to taxable income attributed to the non-controlling interest for the year ending 2007 and a future tax benefit of $6.3 million based on the change in value of future tax assets and liabilities.
Non-controlling interest in 2008 was $5.6 million compared to $2.1 million in 2007. These amounts represent the allocation of the non-controlling interest portion of the consolidated net loss before non-controlling interest to the Class B common interest and interest expense associated with distributions on the Class B preferred non-controlling interest, as well as specifically allocated depreciation and amortization expenses and specifically allocated tax items.
Net loss in 2008 was $22.8 million compared to $21.1 million in 2007, an increase of $1.7 million. The decrease was the result of the net effect of the items discussed above.

7

Primary Energy Recycling Corporation
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
Fourth Quarter 2008 compared to Fourth Quarter 2007
The Company’s revenue of $13.5 million in the fourth quarter of 2008 decreased by $7.7 million, or 36.5%, compared with revenue of $21.2 million for the fourth quarter of 2007. This decrease is reflective of a decline in Energy Service revenue at the Harbor Coal facility totaling $6.5 million. For 2008, Harbor Coal revenue has been computed under the amended PCI Partnership Agreement that specifies a revised methodology for the determination of revenue based on tons of coal consumed multiplied by a fixed rate per ton. For 2007, Harbor Coal revenue was determined based on the displacement of certain defined commodities by coal. The value of the displaced commodities net of the cost of coal represents revenue. The remaining decrease in Energy Service revenue of $1.2 million is due to reduced generation at other facilities compared to the same period in the prior year. Fourth quarter 2008 revenue has been impacted by negative market conditions in the steel industry that resulted in reduced steel production by the site hosts. The industrial hosts which are also the customers of the Company’s facilities reduced the level of steel production during the quarter which in turn impacted the amount of variable revenue generated at certain Company facilities. The estimated negative impact on normalized revenue was $2.5 million representing approximately 18.4% of total revenue for the fourth quarter. It is anticipated that production activity of the site hosts will continue to be impacted by market conditions into 2009. However, the Company facilities provide service to the primary operations of the site hosts and while the projected level of operation for those sites is unknown, to the extent the level of operation of the site host’s facilities return to historical levels it will have a favorable impact on variable revenue.
Operating and maintenance expense for the fourth quarter of 2008 was $2.4 million compared to $7.6 million for the fourth quarter of 2007, a decrease of $5.2 million or 67.9%. The decrease was primarily due to a decline in maintenance expenses of $5.2 million at the Harbor Coal facility as a result of the amended PCI Partnership Agreement which allocates the majority of operating and maintenance expenses to Harbor Coal’s partner.
General and administrative expense for the fourth quarter of 2008 was $3.6 million compared to $2.9 million for the fourth quarter of 2007, an increase of $0.7 million or 23.8%. The increase was primarily due to increases in property taxes of $0.5 million and professional fees related to the sale process of $0.2 million.
Depreciation and amortization expense for the fourth quarter of 2008 was $8.5 million compared to $10.1 million for the fourth quarter of 2007, a decrease of $1.6 million. The decrease was due to the change in estimated useful life for property, plant and equipment depreciation and contract intangible amortization to reflect the twelve-year term extension of the amended PCI Partnership Agreement.
Operating loss for the fourth quarter of 2008 was $1.1 million compared to an operating income of $0.5 million for the fourth quarter of 2007, a decrease of $1.6 million. The decrease was primarily due to the negative impact of reduced steel production by the Company’s site hosts on variable revenue in the fourth quarter of 2008.

8

Primary Energy Recycling Corporation
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
Selected Annual Information
(In 000’s of US$, except per share data)

	For the Years Ended December 31,
	Actual	Actual	Actual
	2008	2007	2006
Revenues	$60,870	$75,036	$87,072

Operating income (loss)	$3,558	$(6,608)	$5,963

Net loss	$(22,774)	$(21,050)	$(18,457)

Net loss per share	$(0.73)	$(0.68)	$(0.60)

Total assets	$383,013	$435,077	$458,747

Total short-term liabilities	$152,308	$17,303	$11,119

Total long-term liabilities	$92,467	$229,163	$218,119

Total liabilities	$244,775	$246,466	$229,238

Cash distributions declared per share	$0.68	$0.71	$0.97

Summary of Quarterly Results
(In 000’s of US$ , except per share data)

	2008 Quarter Ended
	March 31,	June 30,	September 30,	December 31,
Revenues	$16,211	$15,608	$15,604	$13,447

Operating income (loss)	$2,076	$1,479	$1,162	$(1,159)

Net loss	$(6,855)	$(2,698)	$(4,543)	$(8,678)

Net loss per share	$(0.22)	$(0.09)	$(0.14)	$(0.28)

	2007 Quarter Ended
	March 31,	June 30,	September 30,	December 31,
Revenues	$16,727	$17,906	$19,235	$21,168

Operating (loss) income	$(2,668)	$(2,986)	$(1,483)	$529

Net loss	$(7,280)	$(3,641)	$(4,134)	$(5,995)

Net loss per share	$(0.24)	$(0.12)	$(0.13)	$(0.19)

Outstanding Share Data
At February 28, 2009, the Company had 31,000,000 Common Shares outstanding, of which 58,500 Common Shares were held separately and the remaining 30,941,500 Common Shares were held as a component of EISs. Each EIS consists of one Common Share and Cdn$2.50 principal amount of 11.75% Subordinated Notes.
Loss Per Share
Basic loss per share is computed based on the weighted average number of Common Shares outstanding. For the years ended December 31, 2008 and 2007, there were no potentially dilutive securities issued and outstanding. Accordingly, diluted loss per share is equivalent to basic loss per share.
Liquidity and Capital Resources
For the year ended December 31, 2008, the Company recorded an increase in cash and cash equivalents of $0.2 million resulting in a cash balance of $15.5 million as of December 31, 2008. The Company’s primary source of capital has historically been cash flow from operations. The primary uses of capital include the payment of distributions, debt principal and interest payments and operating expenses. The Company believes available cash funds, in addition to cash flow to be generated from future operations, will be sufficient to finance the Company’s anticipated maintenance requirements associated with the Company’s facilities in the near term. The Company has $135.0 million of debt outstanding under its Credit Facility that comes due in August of 2009. As a result, the

9

Primary Energy Recycling Corporation
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
Company has classified all borrowings under this facility as short-term debt as of December 31, 2008 creating a working capital deficiency. Management is currently pursuing refinancing options to cure the working capital deficiency. The Company has retained Credit Suisse Securities (USA) LLC to lead the refinancing of its Credit Facility and the parties are actively pursuing a replacement of the facility. Successful completion of the refinancing cannot be assured which creates a risk of default for debt repayment and debt covenant violations. See “Risk Factors PEO May be Unable to Refinance its Debt under the Credit Facility”. Additionally, the Company has initiated a sale process that could lead to the sale of the Company or PERH and if a sale is consummated, it may include refinancing of the Credit Facility. There can be no assurance that the sale process will result in a sale of PERC or PERH.
Cash Flows for the Year Ended December 31, 2008
Net cash provided by operating activities for the year ended December 31, 2008 was $20.4 million, which resulted from a net loss of $22.8 million, plus $40.6 million of net non-cash items charged to the Consolidated Statement of Operations, and $2.6 million representing the net change in the Company’s operating assets and liabilities. The net non-cash items consisted primarily of depreciation of property, plant and equipment and amortization of intangible assets, the gain and loss associated with foreign currency translation and valuation of derivative hedge contracts, income tax expense and amounts allocated to the non-controlling interest. The net change in operating assets and liabilities resulted primarily from decreases in accounts receivable and increases in accounts payable. Net cash provided by investing activities for the year ended December 31, 2008 was $2.4 million which was primarily generated from cash settlements of foreign currency exchange contracts and interest rate swaps. Net cash used in financing activities for the year ended December 31, 2008 was $22.6 million comprised of $14.8 million of distribution payments to holders of Common Shares, $4.8 million of interest and distribution payments to holders of Class B common and preferred membership interests in PERH and $3.0 million principal repayment of revolver debt.
Cash Flows for the Year Ended December 31, 2007
Net cash provided by operating activities for the year ended December 31, 2007 was $14.6 million, which resulted from a net loss of $21.1 million, plus $33.6 million of net non-cash items charged to the Consolidated Statement of Operations, plus $2.1 million representing the net change in the Company’s operating assets and liabilities. The net non-cash items consisted primarily of depreciation of property, plant and equipment and amortization of intangible assets, the gain and loss associated with foreign currency translation and valuation of derivative hedge contracts and amounts allocated to the non-controlling interest. The net change in operating assets and liabilities resulted primarily from increases in accrued property taxes and accrued expenses offset by increases in accounts receivable, inventory and other assets, and reductions in accounts payable. Net cash provided by investing activities for the year ended December 31, 2007 was $4.4 million primarily generated from cash settlements of foreign currency exchange contracts and interest rate swaps. Net cash used in financing activities for the year ended December 31, 2007 was $19.2 million resulting from financing costs payments of $1.1 million, distribution payments of $16.0 million to holders of Common Shares and interest and distribution payments of $5.1 million to holders of Class B common and preferred membership interests in PERH offset by a revolver debt financing of $3.0 million.

10

Primary Energy Recycling Corporation
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
Long-Term Debt and Credit Facility
At December 31, 2008, the amount of outstanding debt under the Credit Facility was $135.0 million. Also included in outstanding debt is $78.8 million aggregate principal amount of Subordinated Notes and Separate Subordinated Notes. The Credit Facility has a maturity date of August 24, 2009. As a result, the Company has classified all borrowings under this facility as short-term debt as of December 31, 2008. Management is currently pursuing refinancing options for the Credit Facility. The Subordinated Notes and Separate Subordinated Notes have a 12-year term with a maturity date of August 24, 2017.
The terms of the Credit Facility, as well as the terms of the Subordinated Notes and Separate Subordinated Notes, require the Company to meet certain financial covenants including, among other things, maintaining certain defined leverage and coverage ratios. The Credit Facility was amended twice during 2007 to modify specified covenant levels. As of December 31, 2008, the Company was in compliance with its debt covenants under its Credit Facility, Subordinated Notes and Separate Subordinated Notes. The amendments to the Credit Facility can be found on SEDAR at www.sedar.com.
Cash Available for Distribution
The Company pays interest on the Subordinated Notes and Separate Subordinated Notes as required under the terms of the notes and distributions on the Common Shares (when declared) in equal monthly amounts. Declarations of distributions on the Common Shares are based on periodic reviews of the Company’s estimated annual earnings and related estimated annual cash flows. For the years ended December 31, 2008 and 2007, the Company generated Cdn$30.7 million and Cdn$24.0 million, respectively, of Distributable Cash and distributed Cdn$29.8 million and Cdn$31.0 million, respectively, for a payout ratio of 97.1% and 129.3%, respectively. The Board of Directors monitors the distribution policy of the Company with respect to excess cash, forecasted cash flows, debt levels and spending plans for the long-term and may adjust distributions on the Common Shares to retain appropriate liquidity for business operations and to meet debt covenant requirements. As of December 31, 2008, the Company’s cumulative Distributable Cash since its initial public offering in August of 2005 was approximately Cdn$111.7 million. Total distributions declared, including distributions to non-controlling interests during the same period, reached approximately Cdn$117.6 million, representing a payout ratio of 105.3%. The cumulative short fall is primarily the result of cash distributions to EIS unitholders exceeding Distributable Cash generated during the first and second quarters of 2007 and the fourth quarter of 2008. Distributable Cash generated during the first and second quarters of 2007 was lower than expected due to reduced financial results at the Harbor Coal facility as a result of inventory adjustments recorded by the facility’s site host and unplanned outage activity at the North Lake facility. Distributable Cash generated during the fourth quarter of 2008 was lower than expected due to reduced steel production at certain host facilities which had a corresponding impact on variable revenue components. Funding of cash distributions in excess of the amount of Distributable Cash generated has been from cash on hand and settlement of working capital balances.

11

Primary Energy Recycling Corporation
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
Distributable Cash Summary
(in 000’s of US$, except per share data and as otherwise indicated)

	For the Years Ended December 31,
	2008	2007
Reconciliation of cash flows from operating activities to Distributable Cash:
Cash provided by operating activities	$20,436	$14,588
Add:
Cash interest expense (i)	19,916	21,544
Changes in operating assets and liabilities (ii)	(2,576)	(2,062)
Accretion of asset retirement obligations (iii)	(232)	(216)
Less:
Interest on credit facility (i)	9,505	11,498
Interest on Separate Subordinated Notes (i)	1,856	1,856

Distributable Cash (Note 1)	$26,183	$20,500

Per Common and equivalent Common Share (Note 2)	$0.70	$0.55

Interest on EIS Subordinated Notes	$7,776	$7,776
Distributions on Common Shares	13,400	14,290
Distributions on non-controlling Class B preferred interest	1,520	1,520
Distributions on non-controlling Class B common interest	2,740	2,921

Total distributions (Note 3)	$25,436	$26,507

Per Common and equivalent Common Share (Note 2)	$0.68	$0.71

Hedge rate (Cdn$ per US$) (Note 4)	$1.1712	$1.1698
Distributable Cash (Cdn$) (Note 1)	$30,666	$23,981

Per Common and equivalent Common Share (Cdn$) (Note 2)	$0.82	$0.64

Hedge rate (Cdn$ per US$) (Note 4)	$1.1712	$1.1698
Total distributions (Cdn$) (Note 3)	$29,791	$31,008

Per Common and equivalent Common Share (Cdn$) (Note 2)	$0.80	$0.83

Excess (shortfall) distributable cash (Cdn$)	$875	$(7,027)

Per Common and equivalent Common Share (Cdn$) (Note 2)	$0.02	$(0.19)

Payout Ratio	97.1%	129.3%

(i):	To adjust cash flow from operating activities to reflect cash interest expense prior to distributions on EIS Subordinated Notes.

(ii):	Change in operating assets and liabilities is excluded from the computation of distributable cash as it would induce cash flow variability and affect the underlying amount of cash flow from operating activities.

(iii):	To adjust for projected cash requirements associated with accretion of asset retirement obligations.

Note 1:	Distributable Cash is not a recognized measure under Canadian GAAP and does not have a standardized meaning prescribed by Canadian GAAP. Therefore, Distributable Cash may not be comparable to similar measures presented by other issuers. Management believes that Distributable Cash is an important measure in evaluating the Company’s performance. Distributable Cash is not intended to be representative of cash flow or results of operations determined in accordance with Canadian GAAP.

Note 2:	Common and equivalent Common Share computation for Distributable Cash purposes assumes 31,000,000 Common Shares are outstanding for the full period and the conversion of Class B common interests into equivalent Common Shares. For the years ended December 31, 2008 and 2007, the number of Common and equivalent Common Shares outstanding is 37,265,455.

Note 3:	Includes distributions declared, but not distributed in the reporting period.

Note 4:	Hedge rate is based on weighted average of outstanding hedge contracts in place in each respective period.

Note 5:	Distributable Cash, which is not a defined measure under Canadian GAAP, has been prepared by management using reasonable and supportable assumptions which reflect the Company’s planned courses of action given management’s judgment about the most probable set of economic conditions. Actual results may vary perhaps materially from the assumptions made and readers are cautioned not to place undue reliance on the calculations.

12

Primary Energy Recycling Corporation
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

	For the Years Ended December 31,
	2008	2007
Cash flows from operating activities	$20,436	$14,588

Net loss and comprehensive loss	$(22,774)	$(21,050)

Actual cash distributions paid or payable relating to the period	$25,436	$26,507

Shortfall of cash flows from operating activities over cash distributions paid	$(5,000)	$(11,919)

Shortfall of net loss and comprehensive loss over cash distributions paid	$(48,210)	$(47,557)

For the years ended December 31, 2008 and 2007, distributions declared exceeded net loss and comprehensive loss by $48.2 million and $47.6 million, respectively. The Company does not use net income (loss) as a basis to evaluate or determine distributions as net income (loss) (in accordance with Canadian GAAP) includes expenses which do not affect cash. For the years ended December 31, 2008 and 2007, distributions declared exceeded cash flows from operating activities by $5.0 million and $11.9 million, respectively. To determine cash available for distribution, the Company uses cash flows from operating activities as adjusted for certain reconciling items. Any short falls between cash available for distribution and actual distributions have been funded by a combination of existing cash on hand and settlement of outstanding working capital balances.
Foreign Currency Exchange Contracts
The Company has entered into forward contracts to purchase Canadian dollars sufficient to make monthly distributions through September 2010 to all EIS unitholders, including non-controlling interests, as well as interest payments on the Separate Subordinated Notes. The agreements do not qualify as a cash flow hedge for accounting purposes and the change in the fair value of the derivative is recorded in income. Beginning with the May 2007 distribution, the distribution per EIS was reduced to an annual rate of Cdn$0.80 from Cdn$1.15. As a result of the reduction in distributions, for the period subsequent to May 2007, some of the settled Forward Contracts were in excess of the Company’s cash exchange requirements resulting in a cash benefit to the Company based upon actual exchange rates at the date of settlement. The forward contracts for the Separate Subordinated Notes have an exchange rate of Cdn$1.1713 to U.S. $1.00. The remaining forward contracts have an exchange rate of Cdn$1.1712 to U.S. $1.00 and a rate of Cdn$1.0840 to U.S. $1.00. For the years ended December 31, 2008 and 2007, contract settlements and the net impact of the change in the foreign exchange rate on the aggregate value of the hedges resulted in a realized and unrealized net loss of $15.9 million and a realized and unrealized net gain of $18.6 million, respectively. At December 31, 2008, the fair value of these contracts was comprised of a current liability of $1.5 million and a long-term liability of $1.0 million. At December 31, 2007, the fair value of these contracts was $17.3 million (of which $6.7 million is recorded in current assets).
Interest Rate Swap Contracts
The Company entered into interest rate swap contracts on August 31, 2005. The contracts were purchased to mitigate the cash flow risk associated with the impact of changing interest rates on payments due under the Credit Facility expiring in August of 2009. The contracts do not qualify as a cash flow hedge for accounting purposes and the change in the fair value of the derivative, which is

13

Primary Energy Recycling Corporation
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
based on changes in interest rates, is recorded in income. For the years ended December 31, 2008 and 2007, contract settlements and the net impact of the change in the fair value of the contacts resulted in a realized and unrealized net loss of $2.6 million and $1.4 million, respectively. At December 31, 2008, the fair value of these contracts was a current liability of $2.3 million. At December 31, 2007, the fair value of these contracts was comprised of a current liability of $0.4 million and a long-term liability of $0.7 million.
Commitments and Contractual Obligations
The following table reflects the Company’s contractual obligations and commitments related to outstanding indebtedness as of December 31, 2008, including payments due for each of the next five years and thereafter.
Maturities of debt are as follows (in 000’s):

	December 31, 2008
	Balance	2009	2010	2011	2012	2013	Thereafter

Credit Facility	$135,000	$135,000	$—	$—	$—	$—	$—
Subordinated debt	78,817	—	—	—	—	—	78,817

Total	$213,817	$135,000	$—	$—	$—	$—	$78,817

The Company pays a management fee under the Management Agreement which continues through August 2025. For a more detailed discussion, please see “Transactions with Related Parties”.
The Company has no off-balance sheet debt or similar obligations.
Transactions with Related Parties
The Manager is engaged to provide management and administrative services to the Company and its subsidiaries pursuant to the terms of the Management Agreement for which it earns a fixed fee that adjusts annually based on inflation factors. The Manager has the opportunity to earn an incentive fee under the Management Agreement. The incentive fee is designed to align the financial interests of the Manager with those of the Company. The incentive fee for each year will equal 25% of the product of (a) the excess of the Company’s Distributable Cash per Common Share over the Targeted Annual Distributable Cash (as defined in the Management Agreement) and (b) the weighted average number of EISs, Common Shares not represented by EISs and Class B Common Interests outstanding for such fiscal year. The Management Agreement has an initial 20-year term which commenced August 24, 2005. A detailed description of the principal terms of the Management Agreement is included in the Company’s most recent Annual Information Form and a copy of the Management Agreement is available for review on SEDAR at www.sedar.com.
On November 1, 2006, in conjunction with the sale of the Manager to Epcor Power LP, the Company entered into an allocation agreement (the “Allocation Agreement”) with certain parties to the sale transaction which allocates rights to new and certain existing development and acquisition opportunities, where such opportunities have been or will be developed or identified by any of the parties to the agreement. The principal terms of the Allocation Agreement are summarized in the Company’s most recent Annual Information Form and a copy of the Allocation Agreement is available for review on SEDAR at www.sedar.com.
On September 24, 2008, the Board of Directors of the Company announced its intention to launch a sale process with the full cooperation of the Manager, subject to certain terms and conditions. In order to facilitate the sale process, the Company and the Manager have agreed to the terms under

14

Primary Energy Recycling Corporation
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
which the Management Agreement and the Allocation Agreement can be terminated by the Company in the event of a sale.
Critical Accounting Estimates
The preparation of financial statements in conformity with Canadian GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting periods. Management bases its estimates on historical experience and other assumptions, which it believes are reasonable. If actual amounts are ultimately different from these estimates, the revisions are included in the Company’s results of operations for the period in which the actual amounts become known.
Accounting policies are considered critical when they require management to make assumptions about matters that are highly uncertain at the time the estimate is made and when different estimates than those management reasonably could have made have a material impact on the presentation of the Company’s financial condition, changes in financial condition or results of operations. The following is a description of the Company’s accounting policies that management believes require subjective and complex judgments, and could potentially have a material effect on the reported financial condition and results of operations.
Revenue Recognition
Revenue is recorded as services are delivered. Revenue is recorded on the accrual basis and may include estimates for services delivered. Capacity revenue represents the fixed revenue amounts established in the tolling agreements with the Company’s customers and is billed on a monthly basis. Energy Service revenue represents the revenue earned based on measurements of services performed and delivered each period and is inclusive of Harbor Coal’s revenue for the year ended December 31, 2008 which is based on tons of coal consumed. For the year ended December 31, 2007, Harbor Coal’s revenue determination was based on the displacement of certain defined commodities by coal and also was subject to inventory adjustments based on physical inventory results and reserves that were significant. For the year ended December 31, 2008, Harbor Coal’s revenue is no longer subject to inventory adjustments. The Company provides estimates for doubtful accounts it deemed necessary based on the aging category and specific knowledge of the customer’s ability to pay.
Property, Plant and Equipment
Property, plant and equipment have been adjusted, giving effect to the purchase method of accounting. Depreciation for all asset classes is recorded on a straight-line basis over the estimated useful lives of the assets. Generally, the estimated useful lives are 30 years for buildings, plant and equipment. The estimated useful life of office furniture and equipment is 7 years. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful lives of the assets. Expenditures for maintenance and repairs are charged to operations and maintenance expense as incurred. The carrying amount for long-lived assets is reviewed for impairment whenever events or changes in circumstances indicate that impairment may have occurred.
Intangible Assets
Identifiable intangible assets were fair valued based on valuation techniques for the purpose of applying purchase accounting to the acquisition of PERH on August 24, 2005 and represent contract rights associated with customer contracts and nitrogen oxide allowances. The respective intangible values are amortized over specified time horizons and evaluated for impairment if events or changes

15

Primary Energy Recycling Corporation
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
in circumstances indicate that the asset might be impaired. Fair value under Canadian GAAP is defined as “the amount of the consideration that would be agreed upon in an arm’s length transaction between knowledgeable, willing parties who are under no compulsion to act”. Assessing the fair value of intangible assets requires management estimates on future cash flows to be generated by the assets.
Impairment of Long-Lived Assets
Management continually evaluates whether events or circumstances have occurred that indicate that the remaining estimated useful lives of property, buildings and equipment may warrant revision or that the remaining balances may not be recoverable. If this review indicates that the assets will not be recoverable, as determined based on the undiscounted future cash flows from the use of the assets, the carrying value of the assets will be reduced to their estimated fair value.
Asset Retirement Obligations
The fair value of estimated asset retirement obligations is recognized in the consolidated balance sheet when identified and a reasonable estimate of fair value can be made. The asset retirement cost, equal to the estimated fair value of the asset retirement obligation, is capitalized as part of the cost of the related long-lived asset. The fair value of asset retirement obligations depends on the total undiscounted amount of the estimated cash flows required to settle the obligations and the appropriate credit-adjusted risk-free discount rate used to discount estimated cash flows to fair value. The asset retirement costs are amortized over the asset’s estimated useful life and included in depreciation expense on the consolidated statement of operations and accumulated shareholders’ deficit. Increases in the asset retirement obligation resulting from the passage of time are recorded as accretion of asset retirement obligation, and are included in general and administrative expenses in the consolidated statement of operations and shareholders’ deficit. Actual expenditures incurred are charged against the accumulated obligation.
Future Income Taxes
The Company utilizes the liability method of accounting for income taxes under which future income tax assets and liabilities are recognized based on the differences between the tax basis of an asset or liability and its reported amount in the consolidated financial statements. Future tax balances are determined by using estimates of future tax rates expected to be in effect when the taxes will actually be paid or refunds received.
Accounting for Derivatives
Effective January 1, 2007, the Company adopted The Canadian Institute of Chartered Accountants (“CICA”) Section 3865 pertaining to hedges, which establishes standards for the identification, designation, documentation and effectiveness of hedging relationships for the purpose of applying hedge accounting. The purpose of hedge accounting is to ensure that gains, losses, revenues and expenses from effective hedging relationships are recorded in the income statement in the same period.
Risk Factors
The Company’s future performance and ability to generate sufficient cash flow to meet its monthly cash distributions to holders of EISs, and the Common Shares and Subordinated Notes represented thereby, involves a number of risks and uncertainties. Any of these risks and uncertainties could have a material adverse effect on the results of operations, business prospects, financial condition, the cash available for distribution to holders of EISs, Common Shares, or Subordinated Notes or on the market price or value of EISs, Common Shares or Subordinated Notes. The following is a list of

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Primary Energy Recycling Corporation
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
some of the risks facing the Company. Additional risks are discussed in the Company’s most recent Annual Information Form and are available for review on SEDAR at www.sedar.com.
The Projects Depend on their Electricity and Thermal Energy Customers
Each Project relies for its revenues on one or more tolling agreement, lease agreement, or other agreement with its host. The amount of cash available for distribution to holders of EISs, Common Shares and Subordinated Notes is highly dependent upon customers under such agreements fulfilling their contractual obligations. There is no assurance that these customers will perform their obligations or make required payments on a timely basis. Each of the Projects is dependent upon its industrial host continuing operations at those Projects. Under the revenue producing agreements governing each Project, these hosts are not precluded from ceasing all operations at the Projects, whether due to unforeseen circumstances, force majeure or at the discretion of the host. Any such cessation of operations by a host at a Project would result in customers ceasing purchases of thermal or electric energy from the Projects. Certain Projects rely on their industrial hosts for waste fuel and derive a significant portion of their revenue based on output rather than strictly on capacity payments. Accordingly, these Projects rely on their industrial hosts to maintain industrial operations at a high level of output. Various conditions that are not within the control of the Company or the Project operators, and may not be within the control of the host industrial companies, may directly or indirectly result in significant reduction or cessation of industrial operations at any given Project. These conditions include, but are not limited to, competitive pressures, mergers or acquisitions, adverse financial or economic conditions or events (including foreclosure, bankruptcy or liquidation of the industrial company), environmental constraints or incidents, weather conditions, labor actions, fuel shortages, equipment malfunction or refurbishment, accidents or sabotages, mismanagement, governmental action and force majeure. If any of the hosts were to materially curtail or cease manufacturing operations that require energy from a Project, a material portion of the Project’s revenues could be interrupted or would cease, and any contractual remedy or insurance coverage available to the Company may not be sufficient to cover such shortfalls. Moreover, substantial short or long-term changes in industrial operating levels short of material curtailment or cessation of operations can result from decisions by management of the industrial hosts. These changes are not predictable, and such changes may produce material volatility in revenues from any of the Projects so affected.
Projects May Not Operate as Planned
The revenue produced by the Projects is dependent, in whole or in part, on the amount of electric energy and thermal energy generated by them. The ability of the Projects to generate the maximum amount of energy to be distributed to hosts is the primary determinant in the amount of cash that will be distributed to the Company, and that will in turn be available for distribution to holders of EISs, Common Shares and Subordinated Notes. With respect to each of the Projects, there is a risk of equipment failure (of both Project equipment and equipment operated by the host) for various reasons including, without limitation, component failures, latent defect, design error, operator error, weather conditions or force majeure which could adversely affect revenues and cash available for distribution. For Project equipment, it is expected that annual capital maintenance expenditures will approximate historical spending levels and will be funded from cash generated from operations. To the extent that maintenance spending corresponds to historical requirements it is not anticipated that there will be a negative impact on distributions. To the extent that such equipment requires either longer than anticipated down times or unexpected capital requirements for maintenance and repair, or suffers disruptions of energy generation for other reasons, the amount of cash available for distribution may be adversely affected.

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Primary Energy Recycling Corporation
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
Neither PERH nor its subsidiaries control, or have contractual rights in respect of, the operations of its customers. The host steel mills have the ability to run their plants at their discretion. Since some of the Projects are affected by the level of production at these host steel mills, a Project’s performance may be impacted by its host’s operational decisions. Such operational decisions include, without limitation, production levels and which blast furnaces the host steel mills choose to run.
All of the Company’s customers are participants in the U.S. steel industry and their businesses may be subject to cyclicality and production curtailment, and revenues from the Projects could be impacted as a result.
The Company has Limited Control Over the Harbor Coal Project
The Projects are wholly-owned, indirectly, by the Company, with the exception of the Harbor Coal Project. Harbor Coal LLC, an indirect subsidiary of PERH, owns a 50% general partnership interest in PCI Associates which in turn owns the Harbor Coal Project. Harbor Coal LLC has limited control over the operation of the Harbor Coal Project. III/PCI, Inc., the other general partner of PCI Associates and an affiliate of Ispat Inland Inc., manages the operations of the Harbor Coal Project. Ispat Inland Inc. is an indirect subsidiary of Mittal Steel.
While the amendment to the PCI Partnership Agreement reduces risk ascribed to Harbor Coal’s interest, PERH still has limited control which results in a number of risks at the Harbor Coal Project. The amount of coal consumed is a function of the efficiency of the host’s operations and its determination of the amount of hot metal produced per day for use in steel production. These factors impact the amount of coal consumed and correspondingly the profitability of the Harbor Coal Project. PERH must also rely on the technical and management expertise of III/PCI, Inc. to oversee operations and maintenance of the Project. PERH is also reliant on accounting policies, procedures and financial reporting of Mittal Steel as they impact the accounting and financial reporting of PCI Associates. To the extent that III/PCI, Inc. does not fulfill its obligation to manage the operations of the Harbor Coal Project, or is not effective in doing so, the amount of cash available for distribution may be adversely affected.
Future Distributions are not Guaranteed
The Company’s only source of cash flow for payment of dividends on its Common Shares and interest on its Subordinated Notes, respectively, is distributions on its membership interest in PERH. While the Company is contractually obligated to make interest payments on the Subordinated Notes, the Company’s Board of Directors or PERH Board of Managers may, at their respective discretion, amend or repeal the existing distribution policy relating to equity distributions. Future equity distributions from these companies, if any, will depend on, among other things, the results of operations, cash requirements, financial condition, contractual restrictions, business opportunities, provisions of applicable law and other factors that the Board of Directors or Managers may deem relevant. Either of these Boards of Directors or Managers may decrease the level of equity distributions provided for in their existing distribution policies or entirely discontinue such distributions. The Subordinated Note Indenture and the Credit Facility contain significant restrictions on the ability to make distributions, including if the Company defers interest on the Subordinated Notes under the Subordinated Note Indenture, restrictions on the payment of dividends until the Company has paid all deferred interest, together with accrued interest thereon.
In addition, the Company’s after-tax cash flow available for distributions and interest payments would be reduced if the Subordinated Notes were treated as equity rather than debt for U.S. federal income tax purposes. In that event, the stated interest on the Subordinated Notes could be treated as a

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Primary Energy Recycling Corporation
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
dividend and would not be deductible by the Company for U.S. federal income tax purposes. The inability to deduct interest on the Subordinated Notes could materially increase the Company’s taxable income and, thus, the Company’s U.S. federal and applicable state income tax liability. If this were to occur, the Company’s after-tax cash flow available for distributions and interest payments may be reduced. The additional tax due to federal and state authorities in that event could adversely affect the Company’s financial position, cash flows and liquidity, and could also adversely affect its ability to continue as a going concern. In addition, non-U.S. holders of the EISs could be subject to withholding taxes on the payment treated as dividends on equity, which could subject the Company to additional liability for the withholding taxes that it did not collect on such payments.
Restrictive Covenants in the Credit Facility Could Impact the Business of the Company
The Credit Facility and the Subordinated Note Indenture contain restrictive covenants that limit the discretion of the Company or Primary Energy Operations, LLC (“PEO”), as the case may be, to among other things:
•	incur additional indebtedness;

•	make distributions in respect of the EISs or membership interests, as the case may be, or to make certain other restrictive payments or investments;

•	sell assets;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of their assets;

•	enter into transactions with affiliates;

•	create liens; and

•	enter into new lines of businesses.
In addition, the Credit Facility includes other and more restrictive covenants and prohibits PEO and certain of its affiliates from prepaying its other indebtedness, including the Company prepaying the Subordinated Notes, while debt under the Credit Facility is outstanding. The agreements governing the Credit Facility also require PEO to achieve specified financial and operating results and maintain compliance with specified financial ratios. The amendment also allows for upward adjustment to applicable interest rate margins in the event certain covenant targets are not achieved. PEO’s ability to comply with these ratios may be affected by events beyond its control.
A breach of any of the restrictive covenants in the Credit Facility or in PEO’s ability to comply with the required financial ratios could result in a default under the Credit Facility. If a default occurs, the lenders under the Credit Facility may elect to declare all borrowings outstanding under that facility together with accrued interest and other fees, to be immediately due and payable which would result in an event of default under the Subordinated Note Indenture.
Financing Arrangements Could Impact the Business of the Company
Current or future borrowings by the Company or its subsidiaries will increase the level of financial risk to the Company. To the extent that the interest rates are not fixed or that borrowings are refinanced at different rates, cash available for distribution may vary as a result of interest rate variations or fluctuations. Contractual arrangements in respect of those borrowings may also adversely affect cash

19

Primary Energy Recycling Corporation
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
available for distribution. In addition, the Company currently has existing indebtedness and other project-based financing arrangements in place with various lenders. These project-based financing arrangements are typically secured by all of the Project’s assets, contracts and equity interests, as well as the equity interests of certain holding companies. The terms of these project-based or other financing arrangements generally impose many covenants and obligations on the part of the borrowers and guarantors. In many cases, a default by any party under other Project operating agreements (such as a power purchase agreement, operations and maintenance agreement or a steam sales agreement) will also constitute a default under the Project’s existing indebtedness or other financing arrangement. Failure to comply with the terms of these term loans or other financing arrangements, or events of default thereunder, may prevent cash distributions by the Project and may entitle the lenders to demand repayment and enforce their security against the Project’s assets. In addition, if an event of default should occur, the lenders are entitled to take possession of their security.
Substantial Indebtedness Could Negatively Impact the Financial Flexibility of the Company and the Projects
The degree to which the Company is leveraged on a consolidated basis could have important consequences to the holders of EISs, Common Shares, Subordinated Notes (forming part of an EIS) and Separate Subordinated Notes including:
•	the Company’s ability in the future to obtain additional financing for working capital, capital expenditures or other purposes may be limited;

•	the Company may be unable to refinance indebtedness on terms acceptable to the Company, as the case may be, or at all;

•	defaults under senior indebtedness may prevent the Company from making payments on the Subordinated Notes (forming part of an EIS) and Separate Subordinated Notes;

•	a significant portion of the Company’s cash flow (on a consolidated basis) is likely to be dedicated to the payment of the principal of and interest on its indebtedness, including the Subordinated Notes, thereby reducing funds available for future operations, capital expenditures and/or distributions on its Common Shares;

•	the Company may be more vulnerable to economic downturns and be limited in its ability to withstand competitive pressures; and

•	the Company may be at a competitive disadvantage to its competitors that have less indebtedness.
The Subordinated Note Indenture governing the Subordinated Notes does not limit the Company’s ability to issue additional Subordinated Notes to be represented by additional EISs.
PEO May be Unable to Refinance its Debt Under the Credit Facility
The Credit Facility consists of a four-year term loan for $135.0 million expiring in August of 2009. If the Company is unable to refinance the Credit Facility on comparable or better terms there may be an adverse effect on cash available for distribution. Recent developments in global credit markets may adversely affect the Company’s ability to refinance the Credit Facility. If the Company is unable to refinance or renew the Credit Facility at all, or is only able to do so with considerably less borrowings than under the Credit Facility, or with the payment of significant upfront fees or on significantly less favorable terms than under the Credit Facility, including the potential for a much increased effective interest rate or with respect to the required amortization of principle, this would adversely affect the

20

Primary Energy Recycling Corporation
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
Company’s financial position, cash flow and liquidity and may affect the Company’s ability to continue as a going concern.
Recent Accounting Pronouncements
Goodwill and Intangible Assets
In February 2008, the CICA issued Section 3064, Goodwill and Intangible Assets, which establishes standards for the recognition, measurement and disclosure of goodwill and intangible assets. The Section applies to interim and annual financial statements relating to fiscal years beginning on or after October 1, 2008 with early adoption encouraged. The Company anticipates the adoption of this standard to not have a material impact on the consolidated financial statements.
Business Combinations, Consolidated Financial Statements and Non-Controlling Interests
In January 2009, the CICA issued three new accounting standards: Section 1582, Business Combinations; Section 1601, Consolidated Financial Statements; and Section 1602, Non-Controlling Interests. These new standards will be effective for fiscal years beginning on or after January 1, 2011.
Section 1582, Business Combinations, which replaces Section 1581, Business Combinations. The Section establishes standards for the accounting for a business combination. It provides the Canadian equivalent to the IFRS standard, IFRS 3, Business Combinations. Section 1582 applies prospectively to business combinations for which the acquisition date is on or after January 1, 2011. Earlier application is permitted. The Company is currently evaluating the impact of the adoption of this new standard on the consolidated financial statements.
Section 1601, Consolidated Financial Statements and Section 1601, Non-Controlling Interests, which together replace Section 1600, Consolidated Financial Statements. Section 1601 establishes standards for the preparation of consolidated financial statements. Section 1602 establishes standards for accounting for a non-controlling interest in a subsidiary in consolidated financial statements subsequent to a business combination. It is equivalent to the corresponding provisions of IFRS standard, IAS 27, Consolidated and Separate Financial Statements. Sections 1601 and 1602 apply to interim and annual consolidated financial statements relating to fiscal years beginning on January 1, 2011. Earlier adoption is permitted as of the beginning of a fiscal year. The Company is currently evaluating the impact of the adoption of these new standards on the consolidated financial statements.
International Financial Reporting Standards (“IFRS”)
IFRS will be required for publically traded companies for interim and annual financial statements effective fiscal years beginning on January 1, 2011 with comparatives for 2010 also reported under IFRS and will replace Canadian GAAP. The objective of this move to IFRS is to improve financial reporting by having one single set of accounting standards that are comparable with other entities on an international basis.
The Company commenced its IFRS conversion project in 2008. The project consists of four phases: diagnostic assessment; evaluation and development; implementation; and review. The Company has completed the scoping and diagnostic phase which involves a high-level preliminary assessment of the differences between Canadian GAAP and IFRS and the potential effects of IFRS to accounting and reporting processes, information systems, business processes and external disclosures. The diagnostic assessment has provided insight as to the most significant areas of difference to the Company. Based on the results of the diagnostic phase, the standards most likely to have a

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Primary Energy Recycling Corporation
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
significant impact on the Company are property, plant and equipment, interests in joint ventures, provisions, contingent liabilities and contingent assets, impairment of assets, leases, revenue and income taxes.
The next phase is the evaluation and development phase of the project where each area identified from the diagnostic phase will be analyzed, commencing with the highest priority areas. This phase involves the identification of changes required to existing accounting policies, information systems and business processes, and will include an analysis of policy alternatives allowed under IFRS and the development of draft IFRS-compliant financial statements. The Company’s target is to complete the evaluation and design phase by the end of 2009.
The third phase is the implementation phase and includes execution of any changes required to information systems and business processes, completing formal authorization processes to approve recommended accounting policy changes and training programs for the Company’s finance staff and other staff, as necessary. It will culminate in the collection of financial information necessary to compile IFRS compliant financial statements, embedding IFRS in business processes, elimination of any unnecessary data collection processes and Audit and Corporate Governance Committee and Board of Directors’ approval of IFRS financial statements.
The fourth phase is the post implementation review phase whereby process will be developed to maintain reporting integrity and address adherence to policies, procedures and controls arising from conversion as well as plans for addressing any unresolved issues.
The Company continues to monitor standards development as issued by the International Accounting Standards Board and the Canadian Institute of Chartered Accountants Accounting Standards Board, as well as regulatory developments as issued by the Canadian Securities Administrators, which may affect the timing, nature or disclosure of the Company’s adoption of IFRS. The transition to IFRS is a significant change that will affect the Company’s reported financial position and results of operations. As the Company is still in the evaluation and development phase and has not yet selected it accounting policy choices and IFRS 1 exemptions, the Company is unable to quantify the impact of IFRS on its financial statements. The areas of significance identified above are based on available information as of March 17, 2009 and thus, are subject to change for new facts and circumstances.
Future Income Tax Consequences of Exchangeable Interests in an Income Trust or Specified Investment Flow-Through
The Company has adopted CICA Emerging Issues Committee Abstract – 171 (“EIC–171”) Future Income Tax Consequences of Exchangeable Interests in an Income Trust or Specified Investment Flow-Through. Accordingly, future income taxes related to temporary differences associated with the assets and liabilities attributable to the exchangeable interests should not be recorded prior to the conversion of the exchangeable interests. The adoption of EIC-171 did not have a material impact on the Company’s consolidated financial statements.
Disclosure Controls and Procedures and Internal Control over Financial Reporting
As of December 31, 2008, management conducted an evaluation of the design and effectiveness of the Company’s disclosure controls and procedures. The evaluation took into consideration the Company’s Disclosure Policy, the sub-certification process that has been implemented, and the functioning of its Disclosure Committee. In addition, the evaluation was conducted in conjunction with a third party service provider and covered the Company’s processes, systems and capabilities relating to public disclosures, and the identification and communication of material information.

22

Primary Energy Recycling Corporation
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
Based on that evaluation, the Interim President and the Chief Financial Officer has concluded that the Company’s disclosure controls and procedures are appropriately designed and effective.
Also as of December 31, 2008, management conducted an evaluation of the design of internal controls over financial reporting to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with Canadian GAAP. Based on that evaluation, the Interim President and the Chief Financial Officer has concluded that the Company’s internal controls over financial reporting are appropriately designed and effective.
These evaluations were conducted in accordance with the standards of the Committee of Sponsoring Organizations, a recognized control model, and the requirements of the Canadian Securities Administrators’ National Instrument 52-109.
There were no changes in the Company’s internal controls over financial reporting that occurred during the year ended December 31, 2008 that have materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting.
Additional Information
Additional information relating to the Company, including the audited consolidated financial statements for the years ended December 31, 2008 and 2007 and the Company’s most recent Annual Information Form, is available on SEDAR at www.sedar.com.

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